Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

JACUZZI BRANDS, INC.,

JUSI HOLDINGS, INC.,

RHÔNE SWEEP HOLDINGS LLC,

RHÔNE SWEEP ACQUISITION LLC,

RHÔNE SWEEP ACQUISITION INC.

RHÔNE SWEEP ACQUISITION SUB LLC

AND

REXAIR HOLDINGS, INC.

DATED

MAY 8, 2005

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ARTICLE 7
CONDITIONS OF CLOSING

Section 7.01	Conditions Precedent to Obligations of Parent, Holdco, Sub and Merger
	Subsidiary II to Effect the Mergers	38
Section 7.02	Conditions Precedent to Obligations of Jacuzzi, JUSI and the Company to
	Effect the Mergers	40

ARTICLE 8
DOCUMENTS TO BE DELIVERED AT THE CLOSING

Section 8.01	Documents to be Delivered by Jacuzzi, JUSI and the Company	41
Section 8.02	Documents to be Delivered by Parent and Sub	42

ARTICLE 9
INDEMNIFICATION AND RELATED MATTERS

Section 9.01	Survival	42
Section 9.02	Indemnification	43
Section 9.03	Determination of Damages and Related Matters	44
Section 9.04	Defense of Claims by Third Parties	46
Section 9.05	Tax Indemnity	48

ARTICLE 10
MISCELLANEOUS

Section 10.01	Finders’ Fees	48
Section 10.02	Entire Agreement; Amendments	48
Section 10.03	Jurisdiction and Governing Law	48
Section 10.04	Tables of Contents and Headings	48
Section 10.05	Notices	49
Section 10.06	Severability	49
Section 10.07	Waiver	50
Section 10.08	Remedies	50
Section 10.09	Binding Effect; Assignment	50
Section 10.10	Knowledge	50
Section 10.11	Counterparts	50

ARTICLE 11
CERTAIN DEFINITIONS

Section 11.01	Certain Definitions	50
Section 11.02	Other Definitional and Interpretative Provisions	57

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Schedules and Annexes to Agreement and Plan of Merger

Schedule 4.03	Consents of Third Parties
Schedule 4.04	Capitalization of the Company and Rexair
Schedule 4.05	Ownership of Shares and Rexair Shares
Schedule 4.06	Financial Statements
Schedule 4.07	Liabilities and Changes since Financial Statements Date
Schedule 4.10	Taxes
Schedule 4.11	List of Material Contracts
Schedule 4.13	Employee Benefit Plans and Benefit Arrangements
Schedule 4.14	Litigation; Compliance with Laws
Schedule 4.15	Real Property
Schedule 4.16	Tangible Personal Property
Schedule 4.17	Intellectual Property
Schedule 4.18	Permits and Environmental Matters
Schedule 4.19	Insurance
Schedule 4.20	Condition and Sufficiency of Assets
Schedule 6.02	Conduct of the Business Pending the Closing
Schedule 6.04	Jacuzzi Insurance Policies
Schedule 6.14	Credit Support Documents
Schedule 7.01(f)	Financing Commitments
Schedule 9.02(a)(iii)	Cadillac, Michigan Environmental Matter
Schedule 11.01	Accounting Principles and April 2, 2005 Net Working Capital Statement

Annex A	Governance Provisions of LLC Agreement
Annex B	Form of Non-Compete and Non-Solicit Agreement

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AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2005, is made by and among Rhône Sweep Holdings LLC, a Delaware limited liability company (“Parent”), Rhône Sweep Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Holdco”), Rhône Sweep Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Sub”), Rhône Sweep Acquisition Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Sub (“Merger Subsidiary II”), Jacuzzi Brands, Inc., a Delaware corporation (“Jacuzzi”), JUSI Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Jacuzzi (“JUSI”) and Rexair Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of JUSI (the “Company”);

     WHEREAS, Holdco owns one share of common stock, par value $0.01 per share, of Sub, which constitutes all of the issued and outstanding stock of Sub;

     WHEREAS, the Company owns all of the issued and outstanding shares of common stock, no par value (the “Rexair Shares”), of Rexair, Inc., a Delaware corporation (“Rexair”, which term shall, after the conversion contemplated in Section 1.03 hereof, be deemed to refer to Rexair LLC, a Delaware limited liability company into which Rexair Inc. shall have converted);

     WHEREAS, the Company, through Rexair, is engaged in the business of manufacturing and selling premium vacuum cleaning systems under the “Rainbow” name (the “Business”); and

     WHEREAS, the managers of each of Parent, Holdco and Merger Subsidiary II, the sole stockholder of Sub, and the Boards of Directors of Jacuzzi, JUSI and the Company deem it advisable and in the best interests of their respective members and stockholders that Sub merge with and into the Company, and that Merger Subsidiary II merge with and into Rexair and such managers, directors and stockholders have approved the mergers (the “Mergers”) of (i) Sub with and into the Company and (ii) Merger Subsidiary II into Rexair, in each case upon the terms and subject to the conditions set forth herein;

     WHEREAS, the managers of each of Parent, Holdco and Merger Subsidiary II, the sole stockholder of Sub, and the Boards of Directors of Jacuzzi, JUSI and the Company deem it advisable and in the best interests of their respective members and stockholders that, after the Merger, all of the stock in the Company be held by Holdco; and

     WHEREAS, in order to accomplish the foregoing, Holdco has organized Sub and Sub has organized Merger Subsidiary II, and the parties intend that, prior to the Merger, Parent will contribute cash and JUSI will contribute a portion of the shares of the Company common stock to Holdco, Holdco will contribute such cash and Company common stock to Sub, and Merger Subsidiary II will borrow funds from financial institutions and distribute such funds to Sub.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1 MERGER AND CONTRIBUTION

     Section 1.01 Contributions. Immediately prior to the Effective Time, (a) Parent shall contribute an amount in cash equal to the Rhône Equity Amount to Holdco and JUSI shall contribute Shares with a value equal to the JUSI Equity Amount (the “Contributed Shares”) to Holdco, and in exchange for such contributions, Parent shall receive 70% of the Class A Membership Interests of Holdco and JUSI shall receive 30% of the Class A Membership Interests of Holdco; and (b) immediately following the contributions pursuant to Section 1.01(a), Holdco will contribute to Sub the Contributed Shares and an amount in cash equal to the Rhône Equity Amount.

     Section 1.02 Distribution. Immediately prior to the Effective Time, Merger Subsidiary II shall distribute the funds borrowed by Merger Subsidiary II under the Debt Financing to Sub.

     Section 1.03 Conversion. Prior to the Effective Time, Rexair, Inc. shall convert into Rexair LLC. Rexair LLC shall not make an election to be treated as an association taxable as a corporation for United States federal income tax purposes.

     Section 1.04 Mergers. Upon the terms and subject to the conditions hereof, at the Effective Time:

     (a) Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”); and

     (b) Merger Subsidiary II shall be merged with and into Rexair LLC, and the separate existence of Merger Subsidiary II shall thereupon cease, and Rexair LLC shall be the surviving limited liability company in the Merger.

Each Merger shall have the effect set forth in Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”) or, as applicable, in Section 18-209 of the Delaware Limited Liability Company Act.

     Section 1.05 Effective Time of the Mergers. Each Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party’s obligation to consummate the Merger contained in ARTICLE 7. When used in this Agreement, the term “Effective Time” shall mean the date and time at which such Certificate of Merger is so filed (or at such later time as may be specified in the Certificate of Merger).

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     Section 1.06 Conversion of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Except as otherwise provided in Section 1.06 (b), each share of Company common stock, no par value (the “Shares”) outstanding immediately prior to the Effective Time (other than the Shares held by Sub immediately prior to the Effective Time as a result of the contribution pursuant to Section 1.01(b)) shall be converted into the right to receive an amount per share equal to the Per Share Price (as defined below) (subject to adjustment as provided in Section 1.07 (b) and 1.09(c));

     (b) Each Share held in the treasury of the Company, if any, and each Share held by Sub immediately prior to the Effective Time shall be cancelled and retired and cease to exist, and no payment shall be made with respect thereto; and

     (c) The issued and outstanding common stock of Sub shall be converted into and become 100 fully paid and nonassessable shares of Common Stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) The “Per Share Price” means the Adjusted Aggregate Merger Consideration divided by the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares held by Sub). The “Aggregate Merger Consideration” means (i) $170,000,000 minus (ii) (A) the Escrow Amount and (B) the JUSI Equity Amount, as adjusted at Closing pursuant to Section 1.07 (b), and as so adjusted the “Adjusted Aggregate Merger Consideration”.

      Section 1.07 Estimate of Merger Consideration.

     (a) No later than three Business Days prior to the date on which the Closing is scheduled to occur, JUSI shall furnish to Parent a statement of the Estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital Statement”) as of the close of business on the day immediately preceding the Closing Date (the “Determination Time”). The Estimated Closing Date Net Working Capital Statement shall be prepared by JUSI in accordance with the Accounting Principles and shall include only those categories of assets and liabilities and line items included in, and be in a form consistent with, the April 2, 2005 Net Working Capital Statement. The “Estimated Closing Date Net Working Capital” shall mean the Closing Date Net Working Capital set forth in the Estimated Closing Date Net Working Capital Statement.

     (b) At the Closing, the Aggregate Merger Consideration shall be increased or decreased, as the case may be, on a dollar for dollar basis by the Estimated Adjustment Amount. The “Estimated Adjustment Amount” shall equal the difference between the Estimated Closing Date Net Working Capital and $17,000,000 (the “Target Working Capital”).

     Section 1.08 Surrender and Payment. (a) At the Effective Time, upon surrender to the Surviving Corporation of certificates representing all of the Shares held by JUSI (the “Certificates”), together with a properly completed letter of transmittal, (i) the Surviving Corporation shall pay to JUSI the Adjusted Aggregate Merger Consideration by wire transfer to

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an account designated by JUSI at least two (2) Business Days prior to the Closing, and (ii) JUSI shall pay to the Surviving Corporation the Severance Adjustment Amount by wire transfer to an account designated by the Surviving Corporation at least two (2) Business Days prior to the Closing.

     (b) At the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited with the Escrow Agent, in a separate account established pursuant to the Escrow Agreement (the “Escrow Fund”), by wire transfer of immediately available funds, the Escrow Amount, which amount shall be held by the Escrow Agent as a source of payment to satisfy any amounts owed by Jacuzzi or JUSI to Indemnified Surviving Corporation Parties pursuant to Jacuzzi’s and JUSI’s indemnification obligations (i) under Section 9.02 (a)(i) for breaches of Section 4.18 and (ii) under Section 9.02 (a)(iii).

     Section 1.09 Adjustment of Merger Consideration. The Adjusted Aggregate Merger Consideration shall be subject to final adjustment, if any, after the Closing Date as specified in this Section 1.09.

     (a) Following the Closing, JUSI, at its expense, shall engage Ernst & Young LLP (“E&Y”), provided, however, that should E&Y be unable or unwilling to provide the report described below, JUSI shall promptly engage another independent public accounting firm of national reputation (the “Alternate Firm”), either hereinafter referred to as the “Auditor”, to examine the Estimated Closing Date Net Working Capital Statement. JUSI shall use its best efforts to deliver to the Surviving Corporation and Parent the Estimated Closing Date Net Working Capital Statement with any adjustments the Auditor determines are required (the “Adjusted Closing Date Net Working Capital Statement”), together with a balance sheet of the Company as of the Closing Date, within sixty (60) days after the Closing (or, in the event the Auditor is the Alternate Firm, within sixty (60) days after the Alternate Firm is engaged), together with a report of the Auditor thereon (i) setting forth the amount of Closing Date Net Working Capital reflected in the Adjusted Closing Date Net Working Capital Statement, (ii) stating that (x) the examination has been made in accordance with generally accepted auditing standards, (y) the Adjusted Closing Date Net Working Capital Statement has been prepared on a basis consistent with the Accounting Principles and the April 2, 2005 Net Working Capital Statement and (z) the Adjusted Closing Date Net Working Capital Statement includes only those categories of assets and liabilities and line items included in, and is in a form consistent with, the April 2, 2005 Net Working Capital Statement, and (iii) setting forth the amount of any required adjustment pursuant to this Section 1.09 (a). JUSI and Parent shall (and Parent shall cause the Surviving Corporation to) take such actions as are necessary to cause the Auditor’s examination of the Estimated Closing Date Net Working Capital Statement to be performed expeditiously. During the period from the Closing Date until the date of delivery of the Adjusted Closing Date Net Working Capital Statement, Parent shall cause the Surviving Corporation to give JUSI, the Auditor and other appropriate personnel such assistance and access to the assets and books and records of Rexair as JUSI and the Auditor shall reasonably request during normal business hours in order to enable them to prepare and examine, respectively, the Adjusted Closing Date Net Working Capital Statement. An independent accounting firm (other than Deloitte & Touche) engaged by Parent or the Surviving Corporation at Parent’s or the Surviving Corporation’s sole expense shall have the opportunity to observe the taking of the inventory of the Company in connection with the preparation of the Adjusted Closing Date Net Working Capital Statement.

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     (b) Within thirty (30) days following the delivery of the Adjusted Closing Date Net Working Capital Statement and the related report of the Auditor, Parent shall cause the Surviving Corporation to deliver to JUSI a written notice of objection (an “Objection Notice”) or a written notice of acceptance (an “Acceptance Notice”) with respect to the Adjusted Closing Date Net Working Capital Statement and related auditor’s report. Such Adjusted Closing Date Net Working Capital Statement and related auditor’s report shall be final and binding on the parties if an Acceptance Notice is delivered to JUSI or if no Objection Notice is delivered to JUSI within such thirty (30) day period. Any Objection Notice shall specify in reasonable detail the items on the Adjusted Closing Date Net Working Capital Statement disputed and shall describe in reasonable detail the basis for the objection, the amount in dispute and all information in the possession of the objecting party which forms the basis thereof, as well as Parent’s calculation of Closing Date Net Working Capital. It is understood and agreed by Parent and the Surviving Corporation that (i) the Surviving Corporation may not object to (A) any reserves established for any contingent liabilities that are reflected in the Schedules to this Agreement or that are disclosed in the Financial Statements or the April 2, 2005 Net Working Capital Statement (provided that the Surviving Corporation may object to any decrease in the amount of any reserve that was reflected on the October 2, 2004 balance sheet or the April 2, 2005 Net Working Capital Statement or any change in the principles or methodology or rates at which reserves are determined since October 2, 2004) or (B) the historic carrying costs of any asset or any liability (unless the carrying cost of such asset is higher, or the carrying cost of such liability is lower, in each case, than the cost reflected on the October 2, 2004 balance sheet or the April 2, 2005 Net Working Capital Statement, or the principles or methodology for determining the carrying costs of assets and liabilities have changed since October 2, 2004), except in each case as a result of any new facts or events occurring after the date hereof, or, with respect to the carrying cost of the inventory, to the extent the review conducted pursuant to Section 1.09(a) determines that its carrying cost has not been recorded in accordance with the Accounting Principles, (ii) the Surviving Corporation’s objection shall be limited to only those categories of assets and liabilities and line items included in the April 2, 2005 Net Working Capital Statement and (iii) the Surviving Corporation shall be deemed to have agreed with all other aspects of the Adjusted Closing Date Net Working Capital Statement not objected to in the Objection Notice. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to Deloitte & Touche or another independent public accounting firm of national reputation agreed to in writing between the parties to which neither party has paid more than $500,000 in annual fees since January 1, 2003 (the “Unrelated Accounting Firm”). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Adjusted Closing Date Net Working Capital Statement as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties and shall be solely based on matters presented by the Surviving Corporation in the Objection Notice and responded to by JUSI or the Auditor. The fees and expenses of the Unrelated Accounting Firm shall be borne (i) by the Surviving Corporation if (x) the difference between the Final Closing Date Net Working Capital and Parent’s calculation of the Closing Date Net Working Capital delivered in connection with the Objection Notice pursuant to this Section 1.09 (b) is greater than (y) the difference between the Final Closing Date Net Working Capital and the Adjusted Closing Date Net Working

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Capital, (ii) by JUSI if the difference in clause (i)(x) is less than the difference in clause (i)(y) and (iii) otherwise equally by the Surviving Corporation and JUSI.

     (c) The “Final Closing Date Net Working Capital Statement” shall mean (i) the Adjusted Closing Date Net Working Capital Statement if the Surviving Corporation delivers an Acceptance Notice or fails to deliver an Objection Notice within the time periods set forth in Section 1.09 (b) or (ii) in the event the Surviving Corporation delivers an Objection Notice within the time periods set forth in Section 1.09 (b), the Adjusted Closing Date Net Working Capital Statement as adjusted by the Unrelated Accounting Firm as provided in Section 1.09 (b). The “Final Closing Date Net Working Capital” shall mean the Closing Date Net Working Capital set forth in the Final Closing Date Net Working Capital Statement. The “Final Adjustment Amount” shall equal the difference between the Final Closing Date Net Working Capital and the Target Working Capital. If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, Parent shall cause the Surviving Corporation to pay JUSI such difference in accordance with Section 1.09 (d). If the Final Adjustment Amount is less than the Estimated Adjustment Amount, JUSI shall pay the Surviving Corporation such difference in accordance with Section 1.09 (d).

     (d) Any payment pursuant to Section 1.09 (c) shall be made by certified or bank cashier’s check, or, at the recipient’s option, by wire transfer of immediately available funds and shall be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Bank of America in San Francisco from time to time as its “reference rate” (on the basis of a 365-day year) from the Closing Date to the date of payment. If any payment required to be made pursuant to this Section 1.09 (d) shall not be made within the required two-business day period, the party required to make the payment shall pay interest at a rate of 2% above the reference rate per annum on any outstanding balance.

     Section 1.10 Tax Treatment. The parties hereto agree and acknowledge that the transactions described in this ARTICLE 1 shall be treated for United States federal income tax purposes as follows:

     (a) The conversion of Rexair into Rexair LLC described in Section 1.03 shall be treated as a liquidation of Rexair into the Company governed by Section 332 of the Code.

     (b) Holdco shall be treated as a partnership and the contributions to Holdco by Parent and by JUSI described in Section 1.01 shall be treated as contributions to a partnership in exchange for partnership interests to which Section 721 of the Code applies and Section 704(c) and the regulations thereunder shall apply with respect to any difference between the fair market value and the tax basis, as of the time of contribution of the Contributed Shares to Holdco pursuant to Section 1.01.

     (c) Merger Subsidiary II and Sub shall be disregarded as transitory entities and therefore:

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     (i) the contributions by Holdco of cash and Contributed Shares to Sub described in Section 1.01 shall be ignored, and Holdco shall be treated as if it retained the cash and the Contributed Shares;

     (ii) the Surviving Corporation shall be treated as the same entity as the Company, as if the Merger described in Section 1.04(a) had not occurred;

     (iii) the entity that survives the merger of Merger Subsidiary II into Rexair LLC shall be treated as the same entity as Rexair LLC, as if the Merger described in Section 1.04(b) had not occurred; and

     (iv) the borrowing by Merger Subsidiary II as described in the Recitals, the distribution of the proceeds thereof to Sub as described in Section 1.02, the Mergers described in Section 1.04 and the conversion of Shares into a right to receive an amount per Shares equal to the Per Shares Price as described in Section 1.06 (a) shall be collectively treated as if:

     (A) the Company directly borrowed the funds borrowed by Merger Subsidiary II;

     (B) the Company redeemed, in a transaction described in Section 302(a), from JUSI for cash a number of Shares with a fair market value equal to the funds borrowed by Merger Subsidiary II as described in the Recitals and deemed borrowed by the Company; and

     (C) Holdco purchased, in a transaction described in Sections 1001 and 1012, from JUSI for cash a number of Shares with a fair market value equal to the amount contributed by Parent to Holdco in the transaction described in Section 1.01; and

     (d) the payments made by JUSI to the Surviving Corporation on account of the Severance Adjustment Amount pursuant to Section 1.08(a) and the Bonus Adjustment Amount pursuant to Section 6.12(c) shall be treated as a contribution to the capital of the Surviving Corporation made by JUSI immediately prior to the Closing allocated pro rata to all of the Shares owned by JUSI prior to the Closing.

ARTICLE 2 THE SURVIVING CORPORATION

     Section 2.01 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, except that Article 1 thereof shall be amended to read in its entirety as follows: “The name of the Corporation is Rexair Holdings, Inc.”, and, as so amended and restated, shall thereafter be the Certificate of Incorporation of the Surviving Corporation.

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     Section 2.02 By-Laws. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

     Section 2.03 Directors and Officers of Surviving Corporation.

     (a) At the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of individuals as designated by its sole shareholder Holdco in accordance with the governance provisions of the LLC Agreement described on Annex A hereto.

     (b) The officers of the Company at the Effective Time, shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

ARTICLE 3 CLOSING

     Section 3.01 Date of Closing. The Closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017 (or at such other place as the parties may agree in writing) on such date mutually designated by JUSI and Parent, but in no event later than five (5) business days after the date when each of the conditions specified in ARTICLE 7 has been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is held is referred to in this Agreement as the “Closing Date”. At the Closing, the parties shall execute and deliver the documents referred to in ARTICLE 8.

     Section 3.02 Termination. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual written agreement executed by JUSI and Parent;

     (b) by either Parent or JUSI if the Closing shall not have been consummated on or before August 31, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 3.02 (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) by JUSI, if the waiting period under the HSR Act (as defined in Section 4.03 below) with respect to the transactions contemplated by the Agreement shall not have expired or been terminated on or before the 120th day following the date hereof.

     Section 3.03 Effect of Termination. Upon such termination neither of the parties shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination. Notwithstanding the foregoing, Parent’s and Sub’s confidentiality obligations under Section 6.01 and the parties’ obligations under Section 6.08 or 6.09 shall survive the termination of this Agreement.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF JACUZZI AND JUSI

     Jacuzzi and JUSI jointly and severally represent and warrant to Parent and Sub that:

     Section 4.01 Organization, Standing and Authority. Jacuzzi, JUSI, the Company and Rexair are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation, with full corporate power and authority to enter into and perform this Agreement. Each of the Company and Rexair is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Company and Rexair, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any cancellations of or delays in customer offers, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industry generally in which Rexair operates the Business, (ii) the U.S. economy as a whole, or (iii) the economy of any foreign country as a whole in which country Rexair has operations or sales; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to (i) compliance with the terms of, or the taking of any action required by, this Agreement (except for any action that may be taken by any lender to Jacuzzi or its affiliates as a result of actions taken under this Agreement), (ii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof, (iii) something consented to in writing by Sub or Parent, (iv) any acts of, or on behalf of, Sub or Parent, or (v) acts of war, terrorism, or other conflict.

     Section 4.02 Authorization of Agreement. The execution, delivery and performance of this Agreement by each of Jacuzzi, JUSI and the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Jacuzzi, JUSI and the Company and duly approved and adopted by JUSI, as the sole stockholder of the Company, and no other corporate action or proceedings on the part of Jacuzzi, JUSI or the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of each of Jacuzzi, JUSI and the Company enforceable against each of Jacuzzi, JUSI and the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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     Section 4.03 Consents of Third Parties. Subject to receipt of the consents and approvals referred to in Schedule 4.03, the execution, delivery and performance of this Agreement by Jacuzzi, JUSI and the Company and the consummation of the transactions contemplated hereby will not (i) violate or conflict with the certificate of incorporation or by-laws of Jacuzzi, JUSI, the Company or Rexair, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, or require Jacuzzi, JUSI, the Company or Rexair to obtain the consent, waiver, authorization or approval of, or give notice to, any Person under, any indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Jacuzzi, JUSI, the Company or Rexair is a party or by which Jacuzzi, JUSI, the Company or Rexair or any of their properties are bound, (iii) constitute a violation in any material respect of any law, regulation, order, writ, judgment, injunction or decree applicable to Jacuzzi, JUSI, the Company or Rexair, or (iv) result in the creation of any lien, charge or encumbrance upon the capital stock, properties or assets of Jacuzzi, JUSI, the Company or Rexair, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iv) that are not reasonably likely to have a Material Adverse Effect or to prevent, materially burden or materially delay the consummation by Jacuzzi, JUSI or the Company of the transactions contemplated in this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Jacuzzi, JUSI, the Company or Rexair in connection with the execution, delivery and performance of this Agreement, except for filings with the Federal Trade Commission and the Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) and any applicable foreign antitrust and competition laws;

     Section 4.04 Capitalization of the Company and Rexair; Equity Investments. The authorized, issued and outstanding capital stock of each of the Company and Rexair are set forth on Schedule 4.04. All of the issued and outstanding shares of capital stock of the Company and Rexair were duly authorized for issuance and are validly issued, fully paid and non-assessable and none of such shares are held in treasury. Except for this Agreement, there are no outstanding options or rights of any kind to acquire any shares of any class of securities or any securities convertible into any shares of any class of securities of the Company or Rexair, nor are there any obligations to issue any such options, rights or securities. Except as set forth in Schedule 4.04, there are no restrictions of any kind on the transfer of the Shares or Rexair Shares, except as may be imposed by applicable federal and state securities laws. Except for Rexair Shares held by the Company, neither the Company nor Rexair own any capital stock or other interest in any other corporation or business entity, nor is the Company or Rexair subject to any obligations or requirements to make any investment in any entity.

     Section 4.05 Ownership of Shares and Rexair Shares. Except as set forth in Schedule 4.05, JUSI is, and at the Closing will be, the record and beneficial owner of the Shares, free and clear of any claim, lien, security interest or other encumbrance (“Lien”). Except as set forth in Schedule 4.05, the Company is, and at the Closing will be, the record and beneficial owner of Rexair Shares, free and clear of any Lien. Except as set forth in Schedule 4.05, neither the Shares nor Rexair Shares are, or at the Closing will be, subject to any agreement or understanding with respect to voting or transfer thereof. As of the Closing, none of the Shares or the Rexair Shares shall be subject to any Lien.

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     Section 4.06 Financial Statements. The audited consolidated financial statements of the Company, as of and for the year ended October 2, 2004 (the “Audited Financial Statements”), attached as Schedule 4.06 and the unaudited consolidated financial statements of the Company, as of and for the six months ended April 2, 2005, attached as Schedule 4.06 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) present fairly, in all material respects, the financial condition and results of operations, changes in stockholders’ equity and cash flow of the Company and Rexair as of such dates and for the periods referred to therein in accordance with GAAP applied in a manner consistent with past practices, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes.

     Section 4.07 Absence of Certain Liabilities and Changes.

     (a) Except to the extent expressly reflected or expressly reserved for in the Financial Statements (or expressly described in the notes thereto), there are no liabilities or obligations material to the Company, Rexair or the Business that would normally be shown on a balance sheet prepared in accordance with the Accounting Principles, or described in the notes thereto, except (i) liabilities or obligations incurred in the ordinary course of business since April 2, 2005, and (ii) liabilities and obligations disclosed in the Schedules hereto and liabilities and obligations not required to be so disclosed because of their failure to meet the materiality thresholds set forth in this Agreement.

     (b) Since October 2, 2004, the Company, Rexair and the Business have operated in the ordinary course and, except as set forth on Schedule 4.07, or Schedule 6.02 and except as described in Section 1.03 , there has not been:

     (i) any change in the business, properties, assets, condition or results of operations of the Company, Rexair or the Business that has had or is reasonably likely to have a Material Adverse Effect;

     (ii) any amendment or other change in the Company’s or Rexair’s constituent documents;

     (iii) any change in the accounting methods or principles of Rexair that would be required to be disclosed under GAAP;

     (iv) except in the ordinary course of business, any entering into, amendment or termination of any material contract, agreement, lease, franchise, security, instrument, permit or license with any party that has had or is reasonably likely to have a Material Adverse Effect or have the effect of preventing, materially delaying, making illegal or otherwise interfering with this Agreement, the transactions contemplated herein or any action taken or required to be taken by Jacuzzi, JUSI, the Company or Rexair pursuant hereto or in connection with the transactions contemplated herein;

     (v) any (A) material sale (except for sales of inventory in the ordinary course of business), lease, alteration, or other disposition of, or material write down of the book value of (except for amortization and depreciation thereof consistent with the Financial Statements), any material asset of the Company or Rexair, or (B) material sale, lease or

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other disposition of, or termination, lapse or other expiration of any material rights to the use of, any of the Intellectual Property (as defined in ARTICLE 11 hereof);

     (vi) entry into, amendment to, termination of, or receipt of written notice, or to the best of JUSI’s knowledge, oral notice, of termination of (A) any material license, distributorship, dealer, sales representative, joint venture, credit or other similar agreement, (B) any material agreement involving the commitment of the Company or Rexair extending for more than one year, (C) any contract or transaction involving a total remaining commitment by the Company or Rexair of at least $50,000, or (D) any leases or subleases for all or any material portion of the owned real property or the leased real property;

     (vii) payment of, accrual or commitment for, capital expenditures in excess of $20,000 individually;

     (viii) (A) any material payment, discharge or satisfaction of, except in the ordinary course of business, liabilities reflected or reserved against the Financial Statements or subsequently incurred in the ordinary course of business; (B) any cancellation or waiver of any claims or rights with a value to the Company or Rexair in excess of $50,000, (C) any settlement or compromise of any material action, or (D) any material modification, amendment or termination of any material contract or waiver, release or assignment of any material rights or claims other than in the ordinary course of business;

     (ix) any change in the (A) business organization of the Company or Rexair (including all supply, license, franchise and similar relationships of the Business), (B) services provided by the officers, employees, and agents of the Company or Rexair, or (C) the relationships and goodwill with suppliers, distributors, sales representatives, customers, clients, landlords, lessors, creditors, employees, agents, and others having business relationships with the Company or Rexair, in each case, which is reasonably likely to have a Material Adverse Effect;

     (x) any material change in the existing levels of insurance coverage of the Company or Rexair; or

     (xi) any existing agreement made by Jacuzzi, JUSI, the Company or Rexair to take any action that would cause any representation or warranty contained in this Agreement that is qualified by a materiality standard to be untrue or incorrect and any representation or warranty not so qualified to be untrue or incorrect in any material respect.

     (c) As of the Closing (i) neither the Company nor Rexair shall have any indebtedness for borrowed money or any guarantee in respect of the indebtedness for borrowed money of another Person; (ii) the Company will have no assets other than membership interests in Rexair; (iii) none of the properties or assets of the Company or Rexair shall be subject to any Lien (other than Liens permitted under items (ii) through (iv) of the definition of Permitted Liens) in respect

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of the obligations of any other Person (including, without limitation, in respect of indebtedness for borrowed money and Taxes of any other Person);

     (d) The reserves recorded in the Financial Statements in respect of the Company’s and Rexair’s contractual and statutory liabilities for warranties and product returns comply with the Accounting Principles and constitute the Company’s and Rexair’s good faith estimate of the Company’s and Rexair’s future warranty expense, based on current unit sales, historical warranty return rates and repair costs and management’s good faith judgment regarding anticipated rates of warranty claims and cost per claim (it being understood that no representation or warranty with respect to actual future warranty expense is being made hereby). To the best of JUSI’s knowledge, no fact would render such warranty reserves to become inadequate.

     Section 4.08 Inventory. The inventory of the Company and Rexair is of a quality and quantity usable and salable in the ordinary course of business of the Company and Rexair, except for obsolete items or items below standard quality as to which a provision determined in a manner consistent with the prior practice of the Business has been made in the Financial Statements in accordance with the Accounting Principles. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded in the Financial Statements at the lower of cost (determined in accordance with the accounting inventory valuation methods of Rexair) or fair market value.

     Section 4.09 Receivables. All accounts receivable of Rexair which either are reflected on the Financial Statements, or were created subsequent to April 2, 2005, have arisen in the ordinary course of business. Allowances in accordance with the Accounting Principles have been reflected in the Financial Statements with respect to the receivables shown thereon and, with respect to receivables created subsequent to April 2, 2005, allowances have been set up on the books of Rexair in accordance with the Accounting Principles (and will be taken into account for purposes of calculating the Closing Date Net Working Capital).

     Section 4.10 Taxes. Except as set forth in Schedule 4.10,

     (a) all material Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Jacuzzi Group have been, or will be, timely filed (taking into account any valid extensions), and all such Tax Returns when filed were, or will be, true and complete in all material respects;

     (b)

     (i) all Taxes shown as due and payable on Tax Returns, and

     (ii) all Taxes due and payable for which no Tax Returns are required to be filed (other than Taxes being contested in good faith in appropriate proceedings),

in each case for which the Company and Rexair may be liable and that are due and payable on or before the Closing Date have been timely paid in full;

     (c) all material Taxes that are required to be collected or withheld by the Company and Rexair on or before the Closing Date, have been, or will be, timely collected or withheld and, to the extent payment is due on or before the Closing Date, have been or will be timely remitted to the relevant taxing authority;

     (d) (i) all income and franchise Tax Returns filed by or with respect to the Company and Rexair through the Tax year ended September 30, 1995, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired and (ii) with respect to all other material Tax Returns (including income and franchise Tax Returns) with respect to which the applicable period for assessment under applicable law has not yet expired, such period has not been extended or waived by on or behalf of the Company or Rexair and no examinations or deficiency assessments are pending, or to the best of JUSI’s knowledge, expected or have been threatened;

     (e) there are no material Liens on any of the assets of the Company or Rexair that arose in connection with any failure (or alleged failure) to pay any Tax when due;

     (f) no claim has been made within the last ten (10) years by a taxing authority in a jurisdiction where any member of the Jacuzzi Group does not file Tax Returns that the Company or Rexair is or may be subject to Tax or required to file a Tax Return in that jurisdiction;

     (g) neither the Company nor Rexair has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return other than a group of which Jacuzzi was the common parent;

     (h) as of the Closing, neither the Company nor Rexair will be subject to a Tax sharing, allocation, indemnification or similar agreement pursuant to which it could have an obligation to make a payment to a Person in respect of Taxes after the Closing;

     (i) no closing agreement, private letter ruling, technical advice memorandum or similar agreement or ruling has been requested, entered into or issued by any taxing authority that will be, or if issued would be, binding upon the Company or Rexair after the Closing Date;

     (j) neither the Company nor Rexair is participating or has or will have prior to the Closing participated in a reportable or listed transaction within the meaning of Treas. Regs. §1.6011 -4 or Section 6707A(c) of the Code; and

     (k) no Tax is required to be withheld as a result of the Mergers contemplated by this Agreement.

     Section 4.11 List of Material Contracts.

     (a)  Schedule 4.11 sets forth a true and complete list of all:

      (i) commitments and agreements for the purchase of any materials, supplies or services that involve an expenditure by the Company or Rexair of more than $50,000 for any one contract or series of related contracts, except for purchase orders placed in the ordinary course of business and of types and amounts consistent with past practice;

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     (ii) personal property leases under which the Company or Rexair is either lessor or lessee that involve annual payments or receipts of $50,000 or more;

     (iii) agreements relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) to which the Company or Rexair is a party or by which it or its properties are bound, other than (x) any such agreement with an aggregate outstanding principal amount not exceeding $10,000 or (y) any such agreement relating to indebtedness owed to Jacuzzi or any of its affiliates (other than the Company or Rexair) to be cancelled on or before the Closing Date;

     (iv) agreements that (A) limit in any material respect the freedom of the Company or Rexair to engage in any line of business or to compete with any Person, or (B) that materially restricts the geographical scope of the Business anywhere in the world;

     (v) confidentiality agreements or nondisclosure agreements that prohibit the disclosure of any material confidential information in the possession of the Company or Rexair (and not generally available to the public);

     (vi) other than as disclosed on Schedule 4.13, agreements with any stockholder, director or officer of the Company or Rexair (or any of their respective family members or related persons) or with any employee, agent, consultant, advisor, leased employee or representative for employment or for consulting or similar services or containing any severance or termination pay obligations other than such contracts which may be terminated upon no more than ninety (90) days’ notice by, and in any case without penalty or cost to, the Company or Rexair other than for services rendered or costs incurred through the date of termination;

     (vii) partnership, joint venture marketing agreements or other contracts involving a sharing of profits or losses with any other Person;

     (viii) agreements granting to any Person a right to purchase any assets of the Business other than sales of inventory in the ordinary course of business;

     (ix) agreements providing for the acquisition or disposition after the date of this Agreement of any portion of the Business or assets (except for sales of inventory in the ordinary course of business) of the Company or Rexair other than in the ordinary course of business;

     (x) material powers of attorney on behalf of the Company or Rexair;

     (xi) product warranties, guaranties, and/or other similar undertakings with respect to contractual performance extended by the Company or Rexair other than in the ordinary course of business;

     (xii) agreements under which the Company or Rexair license or otherwise grant or are granted the right to use, in whole or in part, Intellectual Property that is material to the Business;

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     (xiii) agreements affecting the ownership of, title to, use of, or any leasehold or other interest in, any owned real property or personal property (except personal property leases and installment and conditional sales agreements having a value of less than $50,000 and with terms of less than one year);

     (xiv) agreements providing for annual payments of $50,000 or more to or by any third-party based on sales, purchases, or profits, other than direct payments for goods;

     (xv) material distributorship agreements between the Company or Rexair and any distributor;

     (xvi) other contracts or agreements to which the Company or Rexair is a party that contain restrictions on, acceleration provisions in respect of, or grant any party rights thereunder relating to, a change of control of the Company or Rexair; and

     (xvii) other contracts or agreements not made in the ordinary course of business that is material to the Business, taken as a whole.

     (b) JUSI has made available to Parent on Schedule 4.11 (A) complete and correct copies of all items listed (i) through (xvii) above and (B) reasonable descriptions of all items listed (i) through (xvii) above that are not in writing. Except as disclosed on Schedule 4.11, neither the Company nor Rexair is in default under the terms of any item listed on Schedule 4.11, except where such default is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the best of JUSI’s knowledge, each of the contracts, arrangements, instruments or other agreements listed on Schedule 4.11 is valid and in full force and effect, and no party has notified JUSI, the Company or Rexair of its intention to cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder.

     Section 4.12 Labor Matters.

     (a) Except as would not reasonably be likely to have a Material Adverse Effect, the Company and Rexair have complied with, and the Business is operating and has been operated in compliance with, all applicable laws relating to the Business respecting employment and employment practices, terms and conditions of employment and wages and hours and any such applicable laws relating to the Business respecting employment discrimination, equal employment opportunity, affirmative action, employee privacy, plant closing, wrongful or unlawful termination, workers’ compensation, the payment of social security and other similar taxes, occupational safety and health requirements, labor-management relations and unemployment insurance, or related matters, and the National Labor Relations Board has not determined, at any administrative level, that the Company or Rexair has engaged in any unfair labor practice relating to the Business, and the Company and Rexair are not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to fully comply with any of the foregoing laws.

     (b) None of Jacuzzi, JUSI, the Company or Rexair has been a party to, or bound by, any collective bargaining agreement or other labor contract relating to the Business nor is any collective bargaining agreement or other labor contract currently being negotiated relating to the Business, nor are there any activities or proceedings of any labor union or labor organization to organize any of the employees of the Company or Rexair. There are no existing or, to the best of JUSI’s knowledge, threatened material labor disputes involving Rexair’s employees.

     Section 4.13 Employee Benefit Plans and Benefit Arrangements. Except as set forth in Schedule 4.13:

     (a) Schedule 4.13 lists all Employee Benefit Plans and all Benefit Arrangements sponsored by or maintained by Rexair (“Rexair’s Plans”) and all Employee Benefit Plans and all Benefit Arrangements sponsored by Jacuzzi or JUSI in which Employees of the Company or Rexair are eligible to participate or benefit. Schedule 4.13 indicates whether the plan is sponsored by Jacuzzi, JUSI or Rexair. The Company is not required to contribute to, and does not sponsor or maintain any Employee Benefit Plan or Benefit Arrangement in which Current Employees of the Company or Rexair are eligible to participate or benefit.

     (b) With respect to each of the Employee Benefit Plans, JUSI has delivered or made available, as applicable, to Sub or Parent copies of: (i) the most recent plan and any amendments thereto and any related trust document and any amendments thereto; (ii) the most recent summary plan description and a summary of material modifications made to the plan since the date of the description; (iii) the most recent actuarial valuation (if applicable) and the two most recent annual reports on form 5500 with all schedules, the two most recent summary annual reports and the audited financial statements; and (iv) the most recent determination letter received from the IRS (if applicable). With respect to each of the Benefit Arrangements, JUSI has delivered or made available, as applicable, to Sub or Parent copies of the most recent plan, program, policy or agreement and any amendments thereto and any related trust document and any amendments thereto.

     (c) Each of the Employee Benefit Plans (i) has been administered in compliance in all material respects with its terms and with all applicable statutes and rules or regulations including, without limitation, ERISA and the Code; (ii) there are no material actions or proceedings (other than routine claims for benefits) pending or, to the best of JUSI’s knowledge, threatened, with respect to any such Employee Benefit Plan or against the assets of any such plan; and (iii) each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or JUSI or Rexair has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code; its related trust is exempt from taxation under Section 501(a) of the Code; and, to the best of JUSI’s knowledge, nothing has occurred since the date of such letter that would adversely affect such qualification or exemption. Neither Jacuzzi nor any of its subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan subject to ERISA that, assuming the taxable period of such transaction expired as of the date hereof, could subject Rexair to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which is reasonably likely to be material.

     (d) No material liability under Subtitle C or D of Title IV of ERISA or Section 412 of the Code has been or is expected to be incurred by Rexair with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Jacuzzi or any of its subsidiaries, or the single-employer plan of any entity which is considered one employer with Jacuzzi under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) and (ii) Jacuzzi and its subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the reporting requirement has not been waived or extended has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) All contributions required to be made under each of Rexair’s Plans, as of the date hereof, have been timely made and all obligations in respect of each of Rexair’s Plans have been properly accrued and reflected in the Financial Statements. Neither any Pension Plan nor any single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA as of the date hereof.

     (f) None of Jacuzzi, JUSI or Rexair has any obligations to Employees or any of their dependents for retiree health and life benefits under any Employee Benefit Plan, Benefit Arrangement or collective bargaining agreement. Jacuzzi, JUSI or Rexair may amend or terminate any such plan, arrangement or agreement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

     (g) There has been no amendment to, announcement by Jacuzzi, JUSI, the Company or Rexair relating to, or change in employee participation or coverage under, any of Rexair’s Plans which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (x) except as shown on Schedule 4.13 entitle any of the Current Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof or (y) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of Rexair’s Plans, or (z) limit or restrict the right of the Rexair (or any successor) to merge, amend or terminate any of Rexair’s Plans.

     (h) The Company has provided to Parent and its representatives true and complete information as to the salary and bonus of each employee of the Company and Rexair.

     (i) JUSI has made available to Parent complete and correct copies of the Rexair Senior Management and Secondary Incentive Plans, forms of letters delivered to international sales consul and regional sales directors under the International Sales Consul Bonus Program and Regional Sales Director Bonus Program and employment letters with each of Richard Rasner and Michael Roaldi (collectively, the “Written Bonus Plans”). Other than for the Written Bonus Plans, there are no other written bonus programs of the Company and Rexair. A true and complete description of the unwritten bonus programs of the Company and Rexair is set out in Schedule 4.13.

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     (j) A true and complete description of the severance practice of the Company and Rexair is set out in Schedule 4.13. A true and complete list of individual employees at the Company and Rexair with the right to special severance arrangements is set out in Schedule 4.13.

     Section 4.14 Litigation; Compliance with Laws. Except as disclosed in Schedule 4.14:

     (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the best of JUSI’s knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Jacuzzi, JUSI, the Company or Rexair in connection with this Agreement. There is no judicial or administrative action, proceeding or investigation pending or, to the best of JUSI’s knowledge, threatened, and no order, injunction or decree outstanding, against Jacuzzi, JUSI, the Company or Rexair that, if adversely determined is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or question, challenge the validity of, or have the effect of preventing, materially delaying, making illegal or otherwise interfering with, this Agreement, the transactions contemplated herein or any action taken or required to be taken by Jacuzzi, JUSI, the Company or Rexair pursuant hereto or in connection with the transactions contemplated herein.

     (b) (i) Jacuzzi, JUSI, the Company and Rexair are not in violation of any applicable law, regulation, ordinance or any other applicable requirement of any governmental body or court, which violations in the aggregate are reasonably likely to have a Material Adverse Effect or question, challenge the validity of, or have the effect of preventing, materially delaying, making illegal or otherwise interfering with, this Agreement, the transactions contemplated herein or any action taken or required to be taken by Jacuzzi, JUSI, the Company or Rexair pursuant hereto or in connection with the transactions contemplated herein, and (ii) no written notice has been received by Jacuzzi, JUSI, the Company or Rexair alleging any such violations, which violations in the aggregate would be reasonably likely to have a Material Adverse Effect or question, challenge the validity of, or have the effect of preventing, materially delaying, making illegal or otherwise interfering with, this Agreement, the transactions contemplated herein or any action taken or required to be taken by Jacuzzi, JUSI, the Company or Rexair pursuant hereto or in connection with the transactions, contemplated herein.

     (c) There are no judicial or administrative actions or proceeding pending against the Company or Rexair or, to the best of JUSI’s knowledge, threatened against the Company or Rexair.

     (d) Each of Jacuzzi, JUSI, the Company and Rexair complies, and at all times complied, in all material respects, in connection with the conduct of the Business, with all requirements to report information about potentially hazardous products to the U.S. Consumer Product Safety Commission and comparable state and foreign authorities. To the best of JUSI’s knowledge, no product manufactured or sold by the Business has any condition that would cause the U.S. Consumer Product Safety Commission or any comparable state and foreign authorities to require a recall of such product, or that would otherwise make it necessary or advisable to recall such product.

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     (e) The sales and marketing brochures, lead generation guidelines, training material, and other documents currently used by Rexair for use by its distributors and members of its sales force comply in all respects with all applicable Federal, state and foreign laws and regulations (including the U.S. Federal Trade Commission’s and all U.S. States’ “Do Not Call” regulations) regulating solicitations of customers and potential customers, except where such noncompliance is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the best of JUSI’s knowledge, no distributor of the Business or member of its sales force has breached any such law or regulation in any material respect.

      Section 4.15 Real Property.

     (a) Schedule 4.15 sets forth all of the real property of the Business owned in fee by the Company and Rexair (the “Owned Property”). Except as set forth on Schedule 4.15, each of the Company and Rexair has good and marketable title to each parcel of Owned Property free and clear of all Liens, other than (i) those reflected or reserved against in the Financial Statements (other than any Liens for indebtedness for borrowed money), (ii) those reflected in any title reports or title insurance policies with respect to the Owned Property that are listed on Schedule 4.15, copies of which have been previously made available to Sub or Parent, (iii) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including without limitation, survey matters, landlord’s liens, mechanics’ liens, repairmen’s liens and other similar liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used in the Business or materially impair the operations of the Business, and (iv) Liens for Taxes not yet due or payable or being contested in good faith by appropriate proceedings (liens of the type referred to in clauses (i) through (iv) above being hereinafter referred to as “Permitted Liens”). JUSI has delivered or made available to Sub or Parent copies of the deeds and other instruments (as recorded) by which the Company and Rexair acquired such real property and interests and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of JUSI, the Company and Rexair and relating to such property or interests.

     (b) Schedule 4.15 sets forth a list of all of the real property leases in effect as of the date hereof with respect to the Business under which the Company and Rexair is a lessee (collectively, the “Leased Property”). JUSI has made available to Sub or Parent true, correct and complete copies of all such leases, including all amendments, modifications and renewals thereof. To the best of JUSI’s knowledge, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect as of the date hereof. There are no existing defaults by the Company or Rexair beyond any applicable grace periods under such leases, and the Company or Rexair have not received any written notice of default.

     Section 4.16 Tangible Personal Property. The Company and Rexair own or lease all of the tangible personal properties and assets, including fixtures, machinery and equipment, which are used in the Business as currently conducted, including all of the properties and assets reflected in the Financial Statements (the “Tangible Personal Property”), and all such Tangible Personal Property is in existence (except for dispositions made since the date of the Financial Statements in the ordinary course of business and minor items not substantial in character). Except as set forth on Schedule 4.16, Rexair has good title to, or holds by valid and existing

20

lease, all of the Tangible Personal Property free and clear of all Liens, other than Permitted Liens.

      Section 4.17 Intellectual Property.

     (a) Schedule 4.17(a) sets forth a true and complete list of all Intellectual Property which is Registered and/or material to the Business and owned or licensed exclusively by the Company, Rexair, Jacuzzi or JUSI, including all affiliates thereof, and used or held for use in the Business (each, an “Owned Intellectual Property Right”), specifying as to each, as applicable: (i) the nature of such Owned Intellectual Property Right; (ii) the owner of such Owned Intellectual Property Right; and (iii) the jurisdictions by or in which such Owned Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, if available.

     (b) Schedule 4.17(b) sets forth a true and complete list of the Intellectual Property Contracts, excluding licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company or Rexair.

     (c) Except as set forth on Schedule 4.17(c), there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the best of JUSI’s knowledge, threatened against the Company or Rexair concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the best of JUSI’s knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists that is reasonably likely to result in a material liability to the Company or Rexair. To the best of JUSI’s knowledge, no Person is violating any of the Owned Intellectual Property Rights.

     (d) Except for the items listed on Schedule 4.17(d) (with respect to which such Schedule discloses the name of the entity that owns such items), the Company or Rexair directly owns and, immediately after the Closing, will own, or has and, immediately after the Closing, will have, a license for or valid right to use to all the Intellectual Property rights necessary to conduct the Business as currently conducted.

     (e) Except as otherwise disclosed on Schedule 4.17(e),

      (i) each of the Company and Rexair exclusively owns all Owned Intellectual Property Rights, free and clear of all Liens, other than non-exclusive licenses and other encumbrances granted in the ordinary course of business;

     (ii) all Owned Intellectual Property Rights are subsisting and to the best of Seller’s knowledge, valid and enforceable and not subject to any outstanding order, judgment, decree or stipulation adversely affecting the Company’s or Rexair’s use thereof or its/their rights thereto; and

     (iii) neither the Company nor Rexair has infringed or otherwise violated the Intellectual Property rights of any third party other than infringements or violations that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

     (f) Sub and Parent acknowledge that from time to time the products of Rexair are sold and services of Rexair are rendered to customers whose purchase orders sometimes contain agreements under which Rexair may be required to defend, indemnify and hold the customer harmless against any charge of patent, trademark or copyright infringement and that the Uniform Commercial Code imposes a similar obligation where the products were and are made to the specifications of the customer. With the exception of the foregoing, and except as may be provided in items disclosed on Schedule 4.17(f), neither the Company nor Rexair has entered into any special agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright of the Business.

     (g) The Company and Rexair have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and Rexair, and, to the best of JUSI’s knowledge, no material Trade Secrets owned by either the Company or Rexair have been used by or disclosed to a third party except pursuant to a valid non-disclosure and/or license agreement which has not been breached. To the best of JUSI’s knowledge, none of the Current Employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or Rexair in the furtherance of the Business, except for patents or applications that have been assigned to the Company or Rexair. The Company’s and Rexair’s Current and Former Employees, who are or were responsible for creating Intellectual Property or are or were exposed to Trade Secrets, have executed valid intellectual property and confidentiality agreements for the benefit of the Company or Rexair in a form which has prior to the date of this Agreement been provided to Sub or Parent for its review. To the best of JUSI’s knowledge, the Company’s and Rexair’s employees’ performance of their employment activities does not violate such employees’ contractual obligations to any third person.

     (h) To the best of JUSI’s knowledge, each Intellectual Property Contract material to the Business is legal, valid, binding and enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity. No claim has been threatened or asserted in writing that the Company or Rexair has breached any such Intellectual Property Contract. No party to any Intellectual Property Contract has given the Company or Rexair written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any material Intellectual Property Contract. Schedule 4.17(h) lists all licensed Intellectual Property that is sublicensed to the Company or Rexair by Jacuzzi, JUSI or their Affiliates. Copies of all agreements listed on Schedule 4.17(h) have been made available to Parent and Sub prior to the date hereof. Consummation of the transactions contemplated by this Agreement will not create or cause any license under or Lien on Intellectual Property owned or held by Parent or its affiliates immediately prior to the Closing Date.

Section 4.18 Permits and Environmental Matters. Except as set forth on Schedule 4.18:

     (a) Each of the Company and Rexair has all material permits, licenses, franchises and other authorizations necessary for the conduct of the Business as currently conducted (“Permits”), all such Permits are valid and in full force and effect and the Business is in

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compliance with the terms and conditions of the Permits other than non-compliance that is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No proceeding is pending or, to the best of JUSI’s knowledge, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the best of JUSI’s knowledge, threatened in connection with the expiration or renewal of such Permits which, in each case, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

     (b) None of Jacuzzi, JUSI, the Company or Rexair has received any written or, to the best of JUSI’s knowledge, oral citation, claim, demand, request for information or other written notice pertaining to the current or former operations of the Company, Rexair or the Business from any governmental agency or private third party, and none are pending or unresolved, alleging liability under, or material non-compliance with, any law, regulation or order or requirement of a governmental authority, in each case, in effect on or prior to the Closing Date relating to the protection of the environment, including air, water or environmental pollution, or to human health and safety to the extent it relates to the storage, use or handling of, or exposure to, any hazardous substances (“Environmental Laws”).

     (c) None of Jacuzzi, JUSI, the Company or Rexair has received any written request for information, written notice of claim, demand or other written notification that it is or may be potentially responsible with respect to any material investigation or clean-up of any threatened or actual release of any hazardous material or other substance regulated pursuant to any Environmental Law (“Hazardous Substance”) pertaining to the current or former operations of the Company, Rexair or the Business.

     (d) There are no claims, liabilities, investigations, litigation, requests for information, PRP notices, inquiries, administrative proceedings, or judgments or orders relating to any such Hazardous Substances (collectively called “Environmental Claims”) asserted, or to the best of JUSI’s knowledge, threatened against the Company or Rexair. Neither the Company nor Rexair have assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

     (e) The Company and Rexair have complied at all times with all Environmental Laws, other than any non-compliance that is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

     (f) No property formerly owned or operated by the Company or Rexair has been contaminated by any Hazardous Substance prior to or during such period of ownership or operation in a manner that would reasonably be expected to result in a material liability of the Company or Rexair or require material investigation or remediation by the Company or Rexair pursuant to any Environmental Law.

     (g) There are no other circumstances or conditions involving the Company or Rexair that would reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property in connection with any Environmental Law other than any matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

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     (h) JUSI has delivered to Sub or Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company, Rexair and their current or former properties or operations except for any such information that is reasonably likely to result in a waiver by JUSI or any of its affiliates of any attorney-client or other legal privilege.

     (i) Except as set forth in this Section 4.18, no representations or warranties are being made with respect to environmental matters.

     Section 4.19 Insurance.

     (a) Schedule 4.19 sets forth a true and complete list of all insurance policies issued since January 1, 2000, including policy number and name of carrier, pursuant to which each of the Company and Rexair is insured as of the date of this Agreement and, for each such policy, accurately discloses coverage limits, deductibles and premiums and loss runs made during the past three (3) years.

     (b) Except as set forth in Schedule 4.19, (i) the Company and Rexair are, and have been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are of the type and in amounts customarily carried by persons conducting businesses similar to the Business, (ii) all such policies or binders are in full force and effect; no notice of cancellation, termination or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received with respect to any such policy and all premiums due and payable thereon have been paid in full on a timely basis, (iii) all the “stand-alone” policies and binders maintained by the Company or Rexair will continue in full force and effect through and following the Closing, with the same levels of premiums and coverage as are currently in effect, (iv) there are no pending or, to the best of JUSI’s knowledge, threatened, actions to revoke, cancel, terminate or limit any material insurance policy or binder, (v) there are no pending or, to the best of JUSI’s knowledge, threatened, claims against such insurance by the Company or Rexair as to which the insurers have denied or reserved rights to deny liability, (vi) Jacuzzi, JUSI, the Company and Rexair have complied with the provisions of such policies in all material respects, (vii) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by Jacuzzi, JUSI, the Company or Rexair to their insurers, (viii) there is no inaccuracy in any application for such policies or binders which could render such policies or binders invalid or unenforceable, and (ix) to the best of JUSI’s knowledge, the Company and Rexair have not been refused any insurance or had their coverage limited.

     Section 4.20 Condition and Sufficiency of Assets.

     (a) Except for the assets, property, services, rights and other items listed on Schedule 4.20 (with respect to which such Schedule discloses the name of the entity that owns, leases, or has a license for an entitlement to such assets, property, services rights or other such items), the Company or Rexair directly owns, leases or has a license for or an entitlement to all the assets, property, services, rights and other items necessary to conduct the Business as currently conducted.

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     (b) The buildings and plants of the Company and Rexair are structurally sound and are in good operating condition and repair except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     Section 4.21 Takeover Status. The Board of Directors of the Company has taken all appropriate action so that Parent and the current member(s) of Parent will not be “interested stockholders” of the Company within the meaning of Section 203 of the DGCL by virtue of the consummation of the transactions contemplated hereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SUB AND PARENT

     Parent and Sub jointly and severally represent and warrant to Jacuzzi, JUSI and the Company that:

     Section 5.01 Organization. Each of Parent, Holdco and Merger Subsidiary II is a limited liability company and Sub is a corporation, in each case, duly formed or organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate or limited liability company powers and authority to enter into and to perform this Agreement. Parent, Holdco and Merger Subsidiary II were formed on May 6, 2005 and Sub was incorporated on May 6, 2005, and none of Parent, Holdco, Sub or Merger Subsidiary II has engaged in any activity other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Holdco is a wholly-owned subsidiary of Parent. Sub is a wholly-owned subsidiary of Holdco. Merger Subsidiary II is a wholly-owned subsidiary of Sub. Parent is a wholly-owned subsidiary of Rhône Capital II L.P. and, prior to the Closing, Rhône Capital II L.P. will contribute all membership interests of Parent to Rhône Partners II L.P., Rhône German Partners II GmbH & Co. KG, Rhône Offshore Partners II L.P. and Rhône Coinvestment II L.P (the “Funds”).

     Section 5.02 Authorization of Agreement. The execution, delivery and performance of this Agreement by Sub, Parent and Holdco and the consummation of the transactions contemplated hereby have been duly authorized by Parent as the manager of Holdco, Holdco as the sole shareholder of Sub, and the manager of Parent, and no other corporate action or proceedings on the part of Parent, Sub or Holdco are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of each of Parent, Sub and Holdco enforceable against each of Parent, Sub and Holdco in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 5.03 Consents of Third Parties. The execution, delivery and performance of this Agreement by Sub, Parent and Holdco will not (i) violate or conflict with the certificate of incorporation, by laws or other constitutional documents of Sub and Parent; (ii) conflict with, or result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, or require Sub, Parent or Holdco to obtain the consent, waiver, authorization or approval of, or give notice

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to, any Person under, any indenture, mortgage, lien, lease, agreement, commitment or other instrument or any order, judgment or decree, to which Parent, Sub or Holdco is a party or by which it or its properties are bound; or (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Parent, Sub or Holdco, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iii) that are not reasonably likely to have a material adverse effect on Parent, Sub or Holdco or to prevent, materially burden or materially delay the consummation by Parent, Sub or Holdco of the transactions contemplated in this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Parent, Sub or Holdco in connection with the execution, delivery and performance of this Agreement, except for filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act and any applicable foreign antitrust and competition laws.

     Section 5.04 Litigation.

     (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Parent’s knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Parent, Sub or Holdco in connection with this Agreement. There is no judicial or administrative action, proceeding or investigation pending or, to the best of Parent’s knowledge, threatened, and no order, injunction or decree outstanding, against Parent, Sub or Holdco that, if adversely determined, is reasonably likely, individually or in the aggregate, to have a material adverse effect on Parent, Sub or Holdco or question, challenge the validity of, or have the effect of preventing, materially delaying, making illegal or otherwise interfering with, this Agreement, the transactions contemplated herein or any action taken or required to be taken by Parent, Sub or Holdco pursuant hereto or in connection with the transactions contemplated herein.

     Section 5.05 Financing Commitments; Solvency.

     (a) Parent has previously received a letter from Rhône Capital II, L.P., as the general partner or comparable person in respect to each of the Funds (the “Fund Equity Commitment Letter”) confirming the Funds’ commitment to subscribe for and purchase equity interests in Parent for an aggregate subscription price in cash equal to the Rhône Equity Amount, subject to the terms and conditions thereof (the “Fund Equity Investment”). Immediately upon such subscription by the Funds, Parent has committed to contribute the Rhône Equity Amount in cash to Holdco as provided herein. The cash proceeds of such equity investment shall be used by the Surviving Corporation immediately following the Effective Time to pay a portion of the Adjusted Aggregate Merger Consideration. The proceeds from the Debt Financing shall be used by Surviving Corporation for purposes of, among other things, consummating the transactions contemplated hereby, including paying the expenses incurred in connection with the transactions contemplated hereby and a portion of the Adjusted Aggregate Merger Consideration and providing working capital to Rexair. A true and complete copy of the Fund Equity Commitment Letter has been delivered by Sub to JUSI. The Fund Equity Commitment Letter is in full force and effect and has not been amended or modified in any material respect.

     (b) Immediately after the Closing, the Surviving Corporation will be solvent, will be able to meet its obligations and debts as they become due, will have arrangements in place for funding of Rexair so that it will be able to meet its obligations and debts as they come due, the fair market value of the Surviving Corporation’s assets at such time will exceed the Surviving Corporation’s liabilities, and the Surviving Corporation will have adequate capital for the conduct of its business, including the Business.

ARTICLE 6 FURTHER AGREEMENTS OF THE PARTIES

     Section 6.01 Access to Information. Prior to the Closing, Parent or Sub may make such investigation of the Business and properties of Rexair as Parent or Sub may desire, and upon reasonable notice, JUSI and the Company shall give to Parent and Sub and their counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the premises, property, books, commitments, agreements, records, files and personnel of JUSI (to the extent related to the Business), the Company and Rexair, and JUSI and the Company shall furnish to Parent or Sub during that period all copies of documents and information concerning the Business as Parent or Sub may reasonably request, subject to applicable law. Parent and Sub shall hold, and shall cause their counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the confidentiality agreement previously executed by Parent or an affiliate of Parent with respect to this transaction.

     Section 6.02 Conduct of the Business Pending the Closing. Until the Closing, except as otherwise set forth in Schedule 6.02 or contemplated by this Agreement, Jacuzzi and JUSI shall, and covenant and agree to cause the Company and Rexair to, comply with the provisions set forth below:

     (a) The Company and Rexair shall operate the Business in the ordinary course, which shall include paying invoices relating to the Cadillac, Michigan Environmental Matter no later than 30 days after the date they are received (or such shorter time as shall be required by the terms of such invoice or consistent with past practice);

     (b) Except as provided for under the existing Employee Benefit Plans and Benefit Arrangements, none of Jacuzzi, JUSI, the Company or Rexair shall (i) grant or agree to grant any bonuses to any Employee, (ii) grant any general increase in the rates of salaries or compensation of applicable to the Employees or any specific increase to any Employee, except such as are in accordance with regularly scheduled periodic increases as set forth on Schedule 6.02, or (iii) provide for any new Employee Benefit Plan or Benefit Arrangement that benefits any of the Employees, or provide for any increase in any existing benefits under any existing Employee Benefit Plan or Benefit Arrangement that benefits any of the Employees;

     (c) None of Jacuzzi, JUSI, the Company and Rexair shall take any action, or fail to take any action within its or their control, as a result of which any of the changes or events listed in Section 4.07 is reasonably likely to occur;

     (d) JUSI shall promptly notify Parent and Sub of, and furnish to Parent and Sub, any information that Parent and Sub may reasonably request with respect to the occurrence of any event or the existence of any state of facts that would result in any of Jacuzzi’s, JUSI’s or the

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Company’s representations and warranties not being true if they were made at any time prior to or as of the Closing Date;

     (e) neither the Company nor Rexair shall amend its certificate of incorporation or bylaws or enter into any merger or consolidation agreement;

     (f) the Company and Rexair shall use their respective reasonable efforts to maintain and preserve the Business (including all supply, distribution, license, franchise and similar relationships of the Business) intact, to retain the present officers, employees, distributors or agents of the Company and Rexair and to maintain its relationships with customers, suppliers, distributors, sales representatives, landlords, lessors, creditors and others having business relationships with the Company and Rexair so that those relationships will be preserved after the Closing;

     (g) neither the Company nor Rexair shall sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its material assets or properties, tangible or intangible, or incur any material liabilities, except for sales and dispositions made or liabilities incurred in the ordinary course of business;

     (h) the Company and Rexair shall maintain in full force and effect all insurance currently maintained by or for the benefit of the Company or Rexair with respect to the Business; and

     (i) no member of the Jacuzzi Group shall make or amend any material Tax election, change or consent to any material change in its method of accounting for any Tax purpose, or enter into any closing agreement or similar agreement with any taxing authority if such election, accounting change or agreement would apply to the Company or Rexair for any Tax period ending after the Closing; and no member of the Jacuzzi Group shall settle any material Tax audit or proceeding with respect to the Company or Rexair, if such settlement could reasonably be expected to have any Material Adverse Effect on the Company or Rexair in any Tax period ending after the Closing.

     Section 6.03 Employee and Employee Benefit Matters.

     (a) Employment of Employees at Closing. Parent shall (and shall cause the Surviving Corporation to) cause Rexair to continue to employ each Current Employee on the Closing Date and through the business day next following the Closing Date at the same level of base salary and annual cash bonus and, subject to Section 6.03(e), with employee benefits that are comparable in the aggregate to the employee benefits provided to Current Employees immediately prior to the Closing Date (the “Employment Terms”). For any portion of the period commencing on the business day next following Closing Date and ending on December 31, 2005 during which a Current Employee continues to be employed by Rexair, the Surviving Corporation, Parent or any of their respective Affiliates, Parent shall or shall cause such entity to provide to such Current Employee the Employment Terms applicable for such Current Employee. Nothing herein shall prohibit Parent, the Surviving Corporation or Rexair from terminating any of the Rexair Plans or from making a determination to discontinue the employment of any Current Employee at any time after the Closing Date, provided that Parent

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shall or shall cause the Surviving Corporation or Rexair to provide (i) to any Current Employee with whom the Company has entered into a Severance Agreement on or prior to the date hereof as described in Schedule 4.13, severance benefits in accordance with such Current Employee’s Severance Agreement as described in Schedule 4.13; and (ii) to any Current Employee with whom the Company has not entered into a Severance Agreement, whose employment is terminated prior to December 31, 2005, severance benefits no less favorable to such Current Employee than those described in Schedule 4.13 under the caption “Rexair standard severance practice”. Parent hereby agrees to cause the Surviving Corporation to indemnify JUSI, Jacuzzi and their respective affiliates from any and all termination or severance liability (including, without limitation, any liability related to or arising out of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq., COBRA (as defined below) and any similar state or local laws) with respect to the Employees in respect of any breach of the provisions of this Section 6.03 or any termination of employment occurring on or after the Closing Date.

     (b) Group Health Continuation Coverage. Following the Closing Date, the Surviving Corporation shall be responsible for providing COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation coverage to the M&A qualified beneficiaries (as that term is defined in Internal Revenue Regulation Section 54.4980B), but only to the extent an M&A qualified beneficiary has not elected COBRA continuation coverage prior to the Closing Date.

     (c) Welfare Plans. Parent shall establish (or cause to be established) Welfare Plans, including a plan defined under Code Section 125 (“Flexible Benefit Plan”) to provide Employees of Rexair with comparable welfare benefits as provided by JUSI beginning the day after Closing Date. All claims relating to Welfare Plans incurred after the Closing Date shall be the sole responsibility of the Surviving Corporation. All claims relating to Welfare Plans incurred on or prior to the Closing Date shall be the sole responsibility of JUSI. For purposes of this section, a claim will be incurred (i) upon the earlier of when the covered services are rendered or when hospitalization or confinement begins under a health plan; (ii) on the date of disability under a disability plan, or (iii) on the date of death under a life insurance plan.

     (d) Flexible Benefit Plan. As soon as reasonably practicable after the Closing Date, Parent shall (or shall cause the Surviving Corporation or Rexair to) adopt a flexible benefit plan reasonably comparable to Jacuzzi’s flexible benefit plan for the benefit of Rexair’s Employees who are eligible. As soon as administratively practicable after JUSI’s receipt from Parent or the Surviving Corporation of written notice that such plan has been established and a copy of such plan document, Jacuzzi will transfer to Parent (or the Surviving Corporation or Rexair, as applicable) an amount equal to the contributions received by Jacuzzi during the current plan year which have not been expended to pay claims reduced by an amount equal to the expenditure for claims to Current Employees that exceeded the amount of contributions from the Current Employees, such amount to be calculated as of the Closing Date. Jacuzzi will process claims submitted to the Flexible Benefit Plan prior to or on the Closing Date and the Parent will process (or cause to be processed) claims submitted to the Flexible Benefit Plan after the Closing Date, regardless of when such claim or service was incurred.

     (e) Retiree Health and Life. Notwithstanding anything herein to the contrary, effective as of the Closing Date, Jacuzzi and JUSI shall assume and retain any and all obligations and liabilities with respect to providing retiree health and life coverage to both Current Employees and Former Employees of Rexair and any dependents of such Current Employees and Former Employees. Parent shall cause the Surviving Corporation or Rexair to reimburse Jacuzzi and JUSI for 10% of the retiree health and life benefits that become payable after the Closing Date by Jacuzzi or JUSI to any Current Employees of Rexair and any of their dependents. Such reimbursement amounts shall be payable to Jacuzzi or JUSI within seven Business Days of receipt by the Surviving Corporation or Rexair of a notice setting forth a calculation of such benefits and attaching documentation in support thereof. None of Parent, the Surviving Corporation or Rexair shall be obliged to provide any Current Employee or Former Employee, or any dependents of such Current Employee or Former Employee with retiree health or life coverage at any time after the Closing Date.

     (f) Records and Correspondence. JUSI and Parent agree, and agree to cause their respective affiliates, to provide each other with such records and information as they may reasonably request in order to carry out their respective obligations under this Section 6.03.

     Section 6.04 Insurance Coverage at Closing. Each of Parent and Sub acknowledges that Schedule 4.19 lists certain “stand-alone” insurance policies with the Company or Rexair as the listed insured. Each of Parent and Sub further acknowledges that Schedule 4.19 also lists certain insurance policies with Jacuzzi as the listed insured which cover Rexair (the “Jacuzzi Insurance Policies”). At Closing, Jacuzzi will, at Jacuzzi's expense, cause Rexair to be covered by certain "run off" insurance coverage under the Jacuzzi Insurance Policies at the level of coverage set forth on Schedule 6.04 and, with respect to director and officer liability insurance, at a level of coverage benchmarked against companies with similar purchase prices and sales revenues. Jacuzzi will cause such policies to be renewed or otherwise remain in effect for a period of six years from the Closing.

     Section 6.05 Other Action. Each of the parties shall use its commercially reasonable best efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date, of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

      Section 6.06 Notices.

     (a) Each party shall promptly notify the other party in writing of, and furnish to such party any information that such party may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that would (i) result in the party’s representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (ii)  impair the party’s ability to perform its obligations under this Agreement.

     (b) Upon Parent’s or Sub’s reasonable request, (i) Jacuzzi, JUSI and the Company shall confer with Parent concerning operational matters of a material nature and (ii) Jacuzzi and JUSI shall report to Parent the status of the Business and the status of the operations and finances of the Company and Rexair.

     Section 6.07 Consents and Approvals. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, but at its own expense, file any

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reports or notifications and pay any fees that may be required to be paid by it under applicable law including filings under the Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and any required foreign governmental antitrust filings, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Each party will use its good faith best efforts to obtain an early termination of the applicable waiting period(s) and in connection therewith shall file the applicable notification and report form no later than five (5) business days following the date of this Agreement, and shall thereafter promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

     Section 6.08 Expenses. Except as otherwise specifically provided in this Agreement, Parent and its affiliates, on the one hand, and JUSI and its affiliates, on the other hand, shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

     Section 6.09 Publicity. Parent and Sub, on the one hand, and JUSI, on the other hand, shall not (and shall use their best efforts to cause their affiliates not to) issue any press release or otherwise make any public statement concerning the transactions contemplated by this Agreement without first consulting with each other, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange on which the securities of JUSI’s parent entities or Parent (or its parent entities) are listed or traded. If JUSI’s parent entities or Parent (or its parent entities) is so required to issue a press release, Parent and Sub, on the one hand, and JUSI, on the other hand, agree to use their best efforts to inform the other party hereto prior to issuing it.

     Section 6.10 Liability for Taxes and Related Matters.

     (a) JUSI’s Liability for Taxes. Except to the extent treated as a liability on the Final Closing Date Net Working Capital Statement or as set forth in Section 6.10 (c) or (h), Jacuzzi and JUSI, jointly and severally, agree to be liable for and indemnify and hold the Surviving Corporation harmless from and against all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company or Rexair and any Taxes resulting from the Company or Rexair ceasing to be a member of the Jacuzzi Group) (a) imposed on the Jacuzzi Group for any taxable year, (b) imposed on the Company or Rexair for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Except as set forth in Section 6.10 (c) or to the extent treated as an asset on the Final Closing Date Net Working Capital Statement, JUSI shall be entitled to any refund of Taxes paid in respect of such periods by or on behalf of the Company or Rexair.

     (b) The Surviving Corporation’s Liability for Taxes. Except to the extent treated as an asset on the Final Closing Date Net Working Capital Statement or as set forth in Section 6.10 (c), the Surviving Corporation shall be liable for and Parent agrees to cause the Surviving Corporation to indemnify and hold JUSI and its affiliates harmless from and against all Taxes of the Surviving Corporation or Rexair for any taxable year or period that begins after the Closing

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Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Except as set forth in Section 6.10 (c) or to the extent treated as a liability on the Final Closing Date Net Working Capital Statement, the Surviving Corporation shall be entitled to any refund of Taxes paid in respect of such periods by or on behalf of the Company or Rexair.

     (c) Transfer Taxes. Each of JUSI and Parent shall be liable for 50% of the Transfer Taxes arising from the Mergers.

     (d) Taxes for Short Taxable Year. For purposes of Section 6.10 (a) and (b), whenever it is necessary to determine the liability for Taxes of the Company (or, after the Effective Time, the Surviving Corporation) or Rexair for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company (or, after the Effective Time, the Surviving Corporation) or Rexair for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company or Rexair had a taxable year or period which ended at the close of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis and (ii) periodic Taxes that are not based on income or receipts, such as property Taxes, shall be prorated on a time basis. To the extent possible under applicable law or administrative practice, Jacuzzi and JUSI shall cause the taxable year of the Company and Rexair to close for all Tax purposes on the Closing Date.

     (e) Adjustment to Adjusted Aggregate Merger Consideration To the extent permissible under applicable Tax law, any payment by the Surviving Corporation, Jacuzzi or JUSI under Sections 1.09, 6.10 and 9.02 will be treated by Parent, Holdco and JUSI and their respective affiliates as an adjustment to the Adjusted Aggregate Merger Consideration.

     (f) Refunds from Carrybacks. To the extent permissible under applicable Tax law, JUSI and Parent shall cause the Surviving Company and Rexair to make any available election to carry forward any net operating loss, credits or other items arising after the Closing Date that could otherwise be carried back to a taxable year or period of the Company or Rexair ending on or before the Closing Date in which the Company or Rexair was included in a consolidated, combined or unitary Tax Return. If JUSI becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 6.10 (a) to indemnify Parent and such refund or credit is attributable solely to the carryback of losses, credits or similar items attributable to the Surviving Corporation or Rexair and from a taxable year or period that begins after the Closing Date, JUSI shall promptly pay to Parent upon receipt (or, in the case of a credit, the first time at which such credit is available to reduce Taxes due) the amount of such refund or credit together with any interest actually received thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, the Surviving Corporation shall indemnify and hold JUSI harmless for any Tax liability, including interest and penalties, assessed against JUSI by reason of the reduction or disallowance.

     (g) Tax Returns. JUSI shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or Rexair (i) on or before the Closing Date or (ii) with respect to income Tax Returns only, after the Closing Date but with respect to a

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taxable period ending on or before the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Surviving Corporation shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company or Rexair after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. All Tax Returns to be filed by the Surviving Corporation with respect to Tax periods that begin before the Closing Date shall be filed in accordance with the past practice of the Company and Rexair, provided that the Surviving Corporation determines that filing in that manner would not be unreasonable based upon current law. At least 10 days prior to filing, the Surviving Corporation shall provide each such Tax Return to JUSI for its review and comments, and no such Tax Return shall be filed prior to the earlier of the receipt of JUSI’s written consent, not to be unreasonably withheld, delayed or conditioned and the due date for such Tax Return; provided that if any disagreement as to such return has been identified in writing by JUSI but not resolved at the time the return is filed, the parties will cooperate to resolve such disagreement after the return has been filed and an amended return will be filed if necessary to reflect the resolution. JUSI shall pay the Surviving Corporation the Taxes for which JUSI is liable pursuant to Section 6.10 (a) or (c), but which are payable with Tax Returns to be filed by the Surviving Corporation pursuant to this Section 6.10 (g), within three (3) days prior to the due date for the filing of such Tax Returns. The Surviving Corporation shall pay JUSI the Taxes for which the Surviving Corporation is liable pursuant to Section 6.10 (b) or (c), but which are payable with Tax Returns to be filed by JUSI pursuant to this Section 6.10 (g), within three (3) days prior to the due date for the filing of such Tax Returns.

     (h) Contest Provisions. The Surviving Corporation shall as promptly as practicable, but in no event later than ten (10) Business Days after receipt, notify JUSI in writing upon receipt by the Surviving Corporation, any of its affiliates or Rexair of written notice of any pending or threatened Tax audit or assessments which may affect the Tax liabilities of the Company or Rexair for which JUSI would be required to indemnify the Surviving Corporation pursuant to Section 6.10 (a) and (c), provided that failure by the Surviving Corporation to so notify JUSI of any such audit or assessment shall relieve Jacuzzi and JUSI of their obligation to indemnify the Parent Indemnified parties in respect of any Taxes resulting from any such audit or assessment only if and only to the extent that JUSI establishes that such failure adversely prejudiced JUSI in defending against such audit or assessment.

     JUSI shall have the sole right to represent the Company and Rexair’s interests in any Tax audit or administrative or court proceeding in respect of Taxes for which JUSI would be required to indemnify the Surviving Corporation pursuant to Section 6.10 (a) if the proceeding relates to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, JUSI shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Parent (or the direct or indirect owners of interests in Parent), the Surviving Corporation or Rexair for any period after the Closing Date (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards (other than carryforwards arising in periods ending on or before the Closing Date)) without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

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     JUSI shall have the sole right at its expense to conduct the defense of any claim for Taxes for a year or period beginning before and ending after the Closing Date which may be the subject of indemnification by JUSI pursuant to Section 6.10 (a), unless such claim may also include Taxes which may not be the subject of indemnification by JUSI pursuant to Section 6.10 (a) in which case the defense of such claim shall be conducted jointly by Parent and JUSI, each at their own expense or on such other basis as Parent and JUSI may then agree. If JUSI is conducting the defense of any such claim, the limitations set forth in the sentence above beginning “Notwithstanding”, with respect to JUSI’s right to settle claims, shall apply. Neither Parent nor JUSI may agree (or permit the Surviving Corporation or Rexair to agree) to settle any Tax claim which may include Taxes which would be subject to indemnification by the other party without the prior written consent of such other party, such consent not to be unreasonably withheld, delayed or conditioned.

     (i) Termination of Tax Allocation Agreements. Any Tax allocation or sharing agreement or arrangement, whether or not written, that has been entered into by JUSI or any member of the Jacuzzi Group and the Company and Rexair shall be terminated as to the Company and Rexair as of the Closing Date, and no payments which are owed by or to the Company or Rexair pursuant thereto shall be made thereunder.

     (j) Assistance and Cooperation. After the Closing Date, each of Jacuzzi, JUSI and the Surviving Corporation shall:

     (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 6.10, at the expense of the party that is required to file such Tax Return;

     (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company (or, after the Effective Time, the Surviving Corporation) or Rexair;

     (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company (or, after the Effective Time, the Surviving Corporation) or Rexair;

     (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company (or, after the Effective Time, the Surviving Corporation) or Rexair for taxable periods for which the other may have a liability under this Section 6.10; and

     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     (k) Survival of Obligations. The obligations of the parties set forth in this Section 6.10 shall be unconditional and absolute and shall remain in effect until 90 days after the expiration of the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

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     Section 6.11 Preservation of Records. Parent and JUSI shall (and shall use their best efforts to cause their affiliates to), at their own expense, (a) preserve and keep the records of Rexair relating to pre-Closing periods for a period of seven years from the Closing, or for any longer periods as may be required by any government agency or ongoing litigation, and (b) make such records available to the other as may be reasonably required by the other; and Parent and JUSI agree to retain or cause to be retained all books and records pertinent to Tax matters of the Company and Rexair with respect to periods beginning prior to the Closing until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired. In the event either party wishes to destroy such records after the time specified above, it shall first give sixty (60) days’ prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to the other within that sixty (60) day period, to take possession of the records within ninety (90) days after the date of one party’s notice to the other.

     Section 6.12 Certain Post-closing Assistance and Adjustments.

     (a) The Surviving Corporation agrees to cause the appropriate personnel, at no cost or expense to JUSI, to prepare all customary accounting, tax, employment, benefits-related and similar reports for Rexair for periods up to the Closing Date that, consistent with past practice, are prepared by such personnel, or that relate to the continued participation of certain of the Company’s and Rexair’s Employees in the defined benefit pension plan of Jacuzzi, in each case as such reports are reasonably requested by JUSI. Nothing in this Section 6.12 (a) shall be construed to require the Surviving Corporation to incur any out-of-pocket expenses or require the employment of additional personnel in connection with the preparation of such reports.

     (b) Jacuzzi and JUSI agree (i) to assist Parent, Holdco, the Surviving Corporation and Rexair in preparing and tendering any insurance claims that may be made by the Company or Rexair after the Closing on account of events that occurred prior to the Closing, (ii) upon the request of the Surviving Corporation, to use commercially reasonable efforts to identify any additional insurance policies of Jacuzzi or JUSI or their affiliates or predecessor entities that may provide coverage for such claims and to assist the Surviving Corporation and Rexair in asserting claims under any such policies (or to assert such claims on behalf of and at the expense of the Surviving Corporation or Rexair), and (iii) to pay over to the Surviving Corporation or Rexair any insurance proceeds received by Jacuzzi or JUSI or their affiliates in respect of the Company, Rexair or the Business.

     (c) Upon the Surviving Corporation's delivery of a notice setting forth the Bonus Adjustment Amount, Jacuzzi and JUSI agree to pay to the Surviving Corporation the Bonus Adjustment Amount on the later of five Business Days following receipt of such notice and December 9, 2005 by wire transfer to an account designated by the Surviving Corporation in such notice.

     Section 6.13 Environmental Review.

     (a) Parent shall have the opportunity to conduct an environmental assessment of the Cadillac, Michigan facility using a consulting firm reasonably acceptable to JUSI, provided however that such assessment shall not include any invasive testing or sampling, including any

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soil, groundwater, surface water or air sampling. In connection with such assessment, JUSI, the Company and Rexair shall cooperate and assist Parent’s environmental consultant in the preparation of the environmental assessment and make reasonably available its properties, records, documents, consultants and employees. Parent and Sub shall hold, and shall cause their counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the confidentiality agreement previously executed by Parent or an affiliate of Parent with respect to this transaction.

     (b) Between the date hereof and the Closing Date, Parent’s legal counsel and Parent’s or such legal counsel’s environmental consultants shall have reasonable access to Rexair personnel and to all documents, memoranda, studies, analyses, regulatory filings, and data in the possession of the Surviving Corporation, Jacuzzi, JUSI and their respective environmental consultants and legal advisors concerning the Cadillac, Michigan Environmental Matter, any matters listed on Schedule 4.18, historical TCE usage, workplace environmental health and safety practices, soil and groundwater remedial measures, environmental compliance and any other information, in each case relating to matters covered under Sections 4.18 and 9.02(a)(iii), provided, however, that (i) such access shall be conducted in a manner that is reasonable and does not waive, damage, limit or otherwise harm any privileges, including any attorney-client privilege, and (ii) Parent, Jacuzzi, JUSI and, as appropriate, their affiliates shall execute a mutually acceptable joint defense agreement in order to preserve any privileges, including the attorney-client privilege, applicable to such information.

      Section 6.14 Treasury Matters.

     (a) JUSI shall continue to cause the funding of Rexair’s checks, in accordance with past practices, which are presented for payment through the day prior to the Closing Date. JUSI shall have no obligation to fund checks which are presented for payment on and after the Closing Date, provided that there is an accrual included in the Estimated Closing Date Net Working Capital Statement therefor. The Surviving Corporation shall assume responsibility for all of the bank accounts of the Business on the Closing Date and be prepared to fund the above-mentioned checks which are presented for payment on and after the Closing Date. Amounts received in the lockbox and depository accounts of the Business through and including the day prior to the Closing shall be retained by JUSI notwithstanding that, consistent with past practices, such collections may not be credited to JUSI or its affiliates until or after the Closing Date (it being understood that any amounts received in the lockbox and depository accounts of the Business on or after the Closing Date shall be for the Surviving Corporation’s account).

     (b) Rexair is party to or financially supported by certain letters of credit, bonding arrangements and/or guarantees, related to the Business, in respect of which Rexair’s affiliates are subject to continuing obligations (the “Credit Support Documents”). Such Credit Support Documents are listed on Schedule 6.14. The parties shall use commercially reasonable efforts to terminate the Credit Support Documents that impose obligations on Jacuzzi, JUSI or their affiliates other than the Company and Rexair as soon as practicable after the Closing. The Surviving Corporation shall cause the obligations which are secured by the Credit Support Documents and which relate to the Surviving Corporation’s operation of the Business after the Closing to be discharged in such a manner that JUSI and its affiliates will not be required to make any payments under the Credit Support Documents in relation thereto. Should any such

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payments be required and paid, the Surviving Corporation shall reimburse the party making payment upon demand. It is understood that Rexair shall not have any right to incur any new obligations secured or supported by the Credit Support Documents after the Closing and the Surviving Corporation shall cause Rexair not to incur any such obligations.

     Section 6.15 Interim License for Jacuzzi Marks. Jacuzzi hereby grants to the Surviving Corporation and Rexair a limited, non-assignable, interim license to continue to use JACUZZI BRANDS (the “Jacuzzi Brands Mark”), to the extent used as of Closing in connection with stationery, signage, pamphlets, packaging inventory and similar materials and business cards in possession of or already on order by the Surviving Corporation and Rexair at Closing, for a period of the shorter of (i) six months following the Closing and (ii) until such material is replaced or depleted, (the “Transitional Period”). From and after the expiration of the Transitional Period, the Surviving Corporation and Rexair shall (a) cease all use of the Jacuzzi Brands Mark and (b) destroy, return or remove the Jacuzzi Brands Mark from all stationery and business cards on which the Jacuzzi Brands Mark appears. Nothing contained in this Section 6.15 or any other provision of this Agreement shall restrict Jacuzzi from using or licensing others to use the Jacuzzi Brands Mark.

     Section 6.16 Assignment. At Closing, Jacuzzi and JUSI agree to assign and to cause their affiliates to assign to the Surviving Corporation and Rexair all of their rights pursuant to any confidentiality agreement entered into in connection with the process of selling the Company and Rexair (to the extent permitted by such confidentiality agreements) or, in the event such agreements are not assignable, to enforce the provisions thereof for the benefit of the Surviving Corporation and Rexair. Jacuzzi and JUSI confirm that they are not party to any agreement providing for any indemnity or warranty for their benefit with respect to the Business.

     Section 6.17 Payment of Indebtedness. Except as expressly provided in this Agreement, Jacuzzi and JUSI shall cause all indebtedness for money borrowed owed to the Company and Rexair by Jacuzzi, JUSI or any of their affiliates (except the Company and Rexair) to be cancelled in full prior to the Closing. Jacuzzi and JUSI shall cause all indebtedness for money borrowed owed to Jacuzzi, JUSI or any of their affiliates by the Company or Rexair to be cancelled in full prior to the Closing.

     Section 6.18 No Additional Representations or Warranties. PARENT (ON BEHALF OF ITSELF AND ITS AFFILIATES) ACKNOWLEDGES AND AGREES THAT THE BUSINESS IS BEING SOLD IN “AS IS” CONDITION AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER JUSI NOR ANY OF ITS AFFILIATES ARE MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY OR OTHERWISE, IN RESPECT OF THE BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND JUSI AND ITS AFFILIATES EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

     Section 6.19 Financing Matters.

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     (a) The parties hereto shall use their respective commercially reasonable efforts to cause the Financing Commitments to be fulfilled in accordance with their terms (or in the case of the Debt Commitment Letter, on terms no less favorable than the terms set forth in the Debt Commitment Letter) to the extent such fulfillment is within the control of the parties. Without limiting the generality of the foregoing, each of the parties hereto shall use its commercially reasonable efforts to cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with each other in carrying out the transactions contemplated by the Financing Commitments and in delivering all documents and instruments deemed reasonably necessary by JUSI or Parent (including providing standard accountants’ “comfort” letters and legal opinions and otherwise cooperating and assisting in satisfying the conditions to the Financing Commitments and assisting with the syndication or marketing of the financing contemplated thereby (the “Financing”) including, by (i) providing direct contact between prospective lenders and the officers and directors of the Company and Rexair and (ii) providing assistance in preparation of confidential information memoranda and other materials to be used in connection with consummating the Financing) and taking all other actions reasonably necessary in connection with the Financing. The parties hereto shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the Financing and shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Financing and the other transactions contemplated hereby.

     Section 6.20 Appraisal Rights. JUSI, as the sole stockholder of the Company, agrees not to exercise, and hereby waives to the fullest extent permitted by applicable law, any appraisal or dissenter rights that JUSI may have otherwise been entitled to in connection with the Mergers.

     Section 6.21 Transition Services. The parties shall cooperate in good faith to identify any post-closing transition services that may be required by the Company or Rexair from Jacuzzi, JUSI or their affiliates. In the event any such services are identified, the parties shall enter into a transitional services agreement at Closing with respect to any such services on customary terms and conditions to be agreed, provided that in no event shall Jacuzzi or JUSI be required to provide any such services for a period of greater than one year following the Closing.

     Section 6.22 Tax Treatment. Except as otherwise required by applicable law, the parties shall treat for United States federal state and local income tax and any other Tax purposes the transactions described in Section 1.01, Section 1.02, Section 1.03, Section 1.04 and Section 1.08 in the manner described in Section 1.10.

ARTICLE 7 CONDITIONS OF CLOSING

     Section 7.01 Conditions Precedent to Obligations of Parent, Holdco, Sub and Merger Subsidiary II to Effect the Mergers. The obligation of Parent, Holdco, Sub and Merger Subsidiary II to effect the Mergers under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived in writing by Parent or Sub):

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     (a) each of the representations and warranties of Jacuzzi and JUSI contained in this Agreement that is qualified by a materiality standard shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing and each of the other representations and warranties of Jacuzzi and JUSI contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, in each case as if made as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

     (b) Jacuzzi, JUSI and the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Jacuzzi, JUSI and the Company prior to or at the Closing;

     (c) Parent and Sub shall have been furnished with the documents referred to in Section 8.01;

     (d) the waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and the consents, notices, reports and other filings required to be made or obtained in connection with such transactions at or prior to the Closing under other competition laws shall have been made or obtained;

     (e) no provision of any applicable law or regulation shall prohibit Jacuzzi, JUSI, the Company or Rexair from consummating and performing the transactions contemplated in this Agreement, the LLC Agreement, the Non-Compete and Non-Solicit Agreement and the Transition Services Agreement, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against Jacuzzi, JUSI, the Company or Rexair regarding the consummation and the performance of the transactions contemplated in this Agreement, the LLC Agreement, the Non-Compete and Non-Solicit Agreement and the Transition Services Agreement;

     (f) Parent shall have obtained from Credit Suisse First Boston, on terms no less favorable than described in the draft financing commitments attached hereto as Schedule 7.01(f) (the “Debt Commitment Letter”), debt financing in an amount of not less than $122,500,000 (the “Debt Financing”);

     (g) JUSI shall have executed and delivered the LLC Agreement, which shall include the governance terms described in Annex A;

     (h) Jacuzzi and JUSI shall have executed and delivered the Non-Compete and Non-Solicit Agreement, substantially in the form attached hereto as Annex B;

     (i) JUSI shall have executed and delivered the Escrow Agreement having such terms and conditions as the parties shall reasonably agree;

     (j) all Liens on the property of, and equity interests in, the Company and Rexair arising under the debt facilities listed in Schedule 4.11 shall have been released; as evidence thereof, Parent and the Surviving Corporation shall have received duly executed release letters

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reasonably satisfactory to Parent and the Surviving Corporation from each of Wilmington Trust Company as trustee under the Indenture and Fleet Capital Corporation, as collateral agent under the Loan and Security Agreement, stating that (i) all Liens on the property of, and equity interests in, the Company and Rexair arising under the Indenture and the Loan and Security Agreement have been or will, simultaneously with the Closing, be released, (ii) authorizing Parent to file UCC-3 release statements in respect of such Liens; and (iii) in the case of the release letter to be delivered by Wilmington Trust Company, that Company and Rexair have been or will, simultaneously with the Closing, be released from their guarantees under the Indenture; in addition, Parent and the Surviving Corporation shall have received evidence reasonably satisfactory to them that the obligations of the Company and Rexair as guarantors under the Loan and Security Agreement are or, upon the Closing, will be terminated and that the obligations of Rexair as borrower under the Loan and Security Agreement are, or upon Closing, will be terminated;

     (k) The environmental assessment commissioned by Parent pursuant to Section 6.13 (a) shall not have disclosed any unscheduled environmental liabilities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

     (l) The environmental review conducted pursuant to Section 6.13(b) shall not have revealed, in the reasonable judgment of Parent, any incremental risk, including with respect to TCE exposure, that is material to the environmental and health and safety risk exposure of the Company and Rexair taken as a whole beyond that which was disclosed on the Schedules to this Agreement; and

     (m) Rexair shall have converted into Rexair LLC, which shall be a Delaware limited liability company that has been at all times since its formation disregarded for United States federal income tax purposes as separate from the Company.

     Section 7.02 Conditions Precedent to Obligations of Jacuzzi, JUSI and the Company to Effect the Mergers. The obligation of Jacuzzi, JUSI and the Company to effect the Mergers under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived in writing by Jacuzzi, JUSI or the Company):

     (a) each of the representations and warranties of Parent, Sub and Merger Subsidiary II contained in this Agreement that is qualified by a materiality standard shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing, and each of the other representations and warranties of Parent, Sub and Merger Subsidiary II contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, in each case as if made as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

     (b) Parent, Sub and Merger Subsidiary II shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent, Sub and Merger Subsidiary II prior to or at the Closing;

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     (c) Jacuzzi and JUSI shall have been furnished with the documents referred to in Section 8.02;

     (d) the waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and the consents, notices, reports and other filings required to be made or obtained in connection with such transactions at or prior to the Closing under other competition laws shall have been made or obtained;

     (e) no provision of any applicable law of regulation shall prohibit Parent from consummating and performing the transactions contemplated in this Agreement and the LLC Agreement, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against Parent regarding the consummation and the performance of the transactions contemplated in this Agreement and the LLC Agreement;

     (f) the Funds shall have subscribed for and purchased interests in Parent in accordance with the terms of the Fund Equity Commitment Letter and Parent shall have subscribed for interests in Holdco as contemplated herein;

     (g) Parent shall have executed and delivered the LLC Agreement, which shall include the governance terms described in Annex A;

     (h) Parent shall have executed and delivered the Escrow Agreement having such terms and conditions as the parties shall reasonably agree.

ARTICLE 8 DOCUMENTS TO BE DELIVERED AT THE CLOSING

     Section 8.01 Documents to be Delivered by Jacuzzi, JUSI and the Company. At the Closing, Jacuzzi, JUSI and the Company shall deliver, or cause to be delivered, to Parent and Sub the following:

     (a) a copy of resolutions of the board of directors of Jacuzzi, JUSI and the Company authorizing the execution, delivery and performance of this Agreement, the LLC Agreement, the Non-Compete and Non-Solicit Agreement and the Transition Services Agreement (if any) and a certificate of the secretary or assistant secretary of Jacuzzi, JUSI and the Company, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

     (b) a certificate, dated the Closing Date, executed by an officer of JUSI certifying to the fulfillment of the conditions specified in Section 7.01 (a) and (b);

     (c) a favorable opinion of Davis Polk & Wardwell, counsel to Jacuzzi, JUSI and the Company, subject to customary qualifications and limitations, as to the due execution, delivery and enforceability of this Agreement, the Escrow Agreement, the Non-Compete and Non-Solicit Agreement, the Transition Services Agreement (if any) and the LLC Agreement;

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     (d) documentation evidencing the “run-off” insurance coverage under the Jacuzzi Insurance Policies as set forth in Section 6.04; and

     (e) a certificate of JUSI, in a form reasonably satisfactory to Parent, stating under penalties of perjury JUSI’s U.S. taxpayer identification number and that JUSI is not a foreign Person within the meaning of Section 1445(b)(2) of the Code.

     Section 8.02 Documents to be Delivered by Parent and Sub. At the Closing, Parent and Sub shall deliver, or cause to be delivered, to Jacuzzi and JUSI the following:

     (a) a copy of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement, the LLC Agreement, the Transition Services Agreement and the Fund Equity Commitment Letter by Parent, and Sub (to the extent a party thereto), and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

     (b) a certificate, dated the Closing Date executed by an officer of Parent certifying to the fulfillment of the conditions specified in Section 7.02 (a) and (b); and

     (c) a favorable opinion of Sullivan & Cromwell LLP counsel to Parent, subject to customary qualifications and limitations, as to the due execution, delivery and enforceability of this Agreement, the Escrow Agreement, the Non-Compete and Non-Solicit Agreement, the Transition Services Agreement (if any) and the LLC Agreement.

ARTICLE 9 INDEMNIFICATION AND RELATED MATTERS

     Section 9.01 Survival. Notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, and (iv) the Closing hereunder:

     (a) All of the representations and warranties of the parties contained in this Agreement and the Schedules attached hereto and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until January 31, 2007; provided that the representations and warranties contained in (i) Section 4.01 (Organization, Standing and Authority), Section 4.02 (Authorization of Agreement), Section 4.04 (Capitalization of the Company and Rexair; Equity Investments) and Section 4.04 (Ownership of Shares and Rexair Shares) and Section 5.01 (Organization) and Section 5.02 (Authorization of Agreement) shall survive the execution and delivery of this Agreement and the Closing without limitation and (ii) Section 4.10 (Taxes) shall not survive the Closing.

     (b) All of the covenants, agreements, undertakings and obligations of the parties contained in this Agreement, the Schedules hereto and any other certificate or document delivered pursuant to this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the party or parties entitled to such performance.

     (c) No claim for indemnification, reimbursement or any other remedy pursuant to Sections 9.02, 9.03 and 9.04 hereof may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in Section 9.01 (a); provided, however, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in writing of a claim for indemnification (setting forth the facts giving rise to the alleged basis for such right of indemnity) under this ARTICLE 9 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE 9 notwithstanding such expiration date.

      Section 9.02 Indemnification.

     (a) Subject to the provisions of this ARTICLE 9, Jacuzzi and JUSI, jointly and severally, agree to indemnify and hold the Surviving Corporation and its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) (collectively, the “Indemnified Surviving Corporation Parties”) harmless from and against all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including reasonable attorneys’ fees, but excluding indirect, incidental, consequential or punitive damages (unless such indirect, incidental, consequential or punitive damages are payable pursuant to a third-party claim) (“Damages”) incurred or suffered by any Indemnified Surviving Corporation Party arising or resulting from the following:

     (i) a breach of any representation or warranty on the part of Jacuzzi, JUSI or the Company under the terms of this Agreement (other than Section 4.10 );

     (ii) non-fulfillment of any covenant or agreement on the part of Jacuzzi, JUSI or the Company under the terms of this Agreement;

     (iii) subject to Section 9.03 (b), to the extent any Damages arising out of the ownership or operation of the Business prior to the Closing Date relating to any Environmental Law including the Cadillac, Michigan Environmental Matter as described on Schedule 9.02(a)(iii) (including without limitation the costs to operate and maintain the groundwater pump and treat system, removal costs, cleanup costs, containment costs, remediation costs, litigation costs, settlement costs, natural resource damages, Legal Development Finance Authority of Cadillac, Michigan participation costs, reasonable consultant and expert costs, personal injury and property damages, alternative public water supply costs, fines, penalties, expenses of investigation and monitoring).

     (iv) any and all other actions, suits and proceedings commenced or any other claims or demands asserted against any Indemnified Surviving Corporation Party with respect to the operation of the businesses of Jacuzzi, JUSI or their affiliates (other than such affiliates that are Surviving Corporation Indemnified Parties) other than any actions,

43

suits, proceedings or other claims or demands that are subject to the provisions of Section 9.02 (b).

     (b) Subject to the provisions of this ARTICLE 9, Parent agrees to cause the Surviving Corporation to indemnify and hold JUSI and its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) (collectively, the “Indemnified JUSI Parties”) harmless from and against Damages incurred or suffered by any Indemnified JUSI Party arising or resulting from the following:

     (i) a breach of any representation or warranty on the part of Parent or Sub under the terms of this Agreement;

     (ii) non-fulfillment of any covenant or agreement on the part of Parent or Sub under the terms of this Agreement; and

     (iii) any and all other actions, suits and proceedings commenced or any other claims or demands asserted against any Indemnified JUSI Party with respect to the operation of the Business after the Closing Date, other than any actions, suits, proceedings or other claims or demands that are subject to the provisions of Section 9.02 (a).

     Section 9.03 Determination of Damages and Related Matters.

     (a) No party seeking indemnification under this Agreement (the “Indemnified Party”) shall make any claim for indemnification against any other party (the “Indemnifying Party”) under Sections 9.02(a)(i) and 9.02(b)(i) for breaches of representations and warranties under Articles 4 and 5 of this Agreement, as the case may be, or, exclusively for breach of Section 6.02 (c), under Section 9.02 (a)(ii), (i) for any claim less than $50,000 and (ii) unless the aggregate amount of Damages to the Indemnified Party from all such claims finally determined to arise under Articles 4 and 5, as the case may be, together with any Damages under Section 6.02 (c), exceed an amount equal to $1,000,000 (the “Threshold Amount”) and, in such event, the Indemnified Party shall be required to pay only the amount by which such aggregate amount of claims exceeds said amount in the aggregate; provided that the amount of either the Surviving Corporation’s aggregate liability, on the one hand, or Jacuzzi’s and JUSI’s collective aggregate liability, on the other hand, under this ARTICLE 9 shall not exceed $25,000,000.

     (b) Any payment required to be made by Jacuzzi or JUSI pursuant to Section 9.02 (a)(iii) shall be paid solely from the Escrow Fund pursuant to the Escrow Agreement and the Escrow Fund shall be the exclusive means of funding Damages incurred or suffered by any Indemnified Surviving Corporation Party covered under Section 9.02 (a)(iii). Notwithstanding the foregoing, (i) neither Jacuzzi nor JUSI shall be liable pursuant to Section 9.02 (a)(iii) for any Damages except to the extent the aggregate amount of Damages incurred or suffered by the Indemnified Surviving Corporation Parties in the 12-month period commencing on the Closing Date and in each subsequent 12-month period ending on the second through seventh anniversaries of the Closing Date exceeds $225,000 in each such period, and then only to the extent of such excess, (ii) Jacuzzi’s and JUSI’s collective maximum liability for any payments under Section 9.02 (a)(iii) shall not exceed the Escrow Amount and (iii) Jacuzzi’s and JUSI’s

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liability pursuant to Section 9.02 (a)(iii) shall cease upon the earlier to occur of the release of all funds held in the Escrow Fund or the termination of the Escrow Agreement on the seventh anniversary of the Closing Date. With respect to any environmental matter for which the Indemnified Surviving Corporation Parties may seek indemnity under Section 9.02 (a)(iii), the Surviving Corporation shall conduct and retain control over any Remedial Action, including, without limitation, the Surviving Corporation shall have the right to (A) investigate any suspected contamination, (B) conduct and obtain any tests reports, surveys and investigations, (C) contact, negotiate or otherwise deal with governmental agencies and third parties, (D) prepare any plan for such Remedial Action and (E) conduct or direct any such Remedial Action. In addition, it is understood and agreed that the Surviving Corporation shall behave in a commercially reasonable manner with respect to the conduct of any Remedial Action, and any obligations of Jacuzzi or JUSI to indemnify the Indemnified Surviving Corporation Parties for Damages pursuant to Section 9.02(a)(iii) shall be limited to those costs that, in the reasonable judgment of the Surviving Corporation, are necessary to comply with or to avoid liability under applicable Environmental Laws. The Surviving Corporation shall keep JUSI fully informed on a timely basis of any matters indemnified hereunder and shall afford Seller an opportunity to review in advance and comment in advance on any material documents, submissions, reports or regulatory filings made in connection with any matter covered under this Section 9.03 (b) and shall consider any such comments in good faith. Notwithstanding Section 9.04, with respect to any environmental litigation, claim, action, proceeding or investigation (“Environmental Litigation”) covered under Section 9.02 (a)(iii) including the current litigation with the State of Michigan in Ingham County Circuit Court, case no. 89-64557-CE, the Surviving Corporation shall control and manage the conduct of the Environmental Litigation and any related settlement subject to JUSI’s right to be kept fully informed in a timely fashion on the status of such Environmental Litigation and any settlement discussions, including the opportunity to review and comment in advance on all material documents related to such Environmental Litigation, including any pleadings, memoranda, draft orders and settlement proposals and JUSI shall have the right to consent to any compromise, discharge or settlement of or admission of liability in connection with such Environmental Litigation, such consent not to be unreasonably withheld.

     (c) Notwithstanding anything to the contrary, any payment required to be made by Jacuzzi or JUSI to any Indemnified Surviving Corporation Party following the Closing Date pursuant to Section 9.02 (a)(i) arising or resulting from a breach of Section 4.18 shall first be paid to such Indemnified Surviving Corporation Party out of the Escrow Amount pursuant to Section 9.03 (b). To the extent that the amount of any such payment due from Jacuzzi or JUSI to such Indemnified Surviving Corporation Party exceeds the amount then remaining in the Escrow Fund, the amount of such excess shall be payable in accordance with Section 9.03 (a).

     (d) Except as specifically set forth in this Agreement (with its Schedules and Annexes), the existing confidentiality agreement between the parties, the Transition Services Agreement, the LLC Agreement, the Non-Compete and Non-Solicit Agreement and the Fund Equity Commitment Letter, effective as of the Closing, the Surviving Corporation (on behalf of itself and its affiliates) waives any rights and claims the Surviving Corporation may have against Jacuzzi, JUSI, the Company or Rexair, whether in law or in equity, relating to the Company, Rexair, the Business, the Shares or Rexair Shares or the transactions contemplated hereby, other than in respect of any cause of action based solely on a theory of fraud. The rights and claims waived by the Surviving Corporation (on behalf of itself and its affiliates) include, without

45

limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. The parties agree that the provisions set forth in this ARTICLE 9 can be specifically enforced in a court of competent jurisdiction. Apart from such right to specific enforcement, the indemnification provided for in this ARTICLE 9 shall, from and after the Closing, be the sole and exclusive remedy for any Damages or claim for Damages or any of the matters referred to herein and the indemnification hereunder, other than in respect of any cause of action based solely on a theory of fraud.

     (e) The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor or (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages required to be paid under Section 9.02. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages payable under Section 9.02, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, but, in the case of amounts received under applicable insurance policies, only to the extent such payments, together with all similar amounts previously received, are in excess of the aggregate deductibles or retentions under such insurance policies.

     (f) The Indemnifying Party shall not be liable under Section 9.02 for any Damages payable under Section 9.02 to the extent that the amount of such Damages payable under Section 9.02 is reflected as a liability on the Final Closing Date Net Working Capital Statement.

     (g) Each Indemnified Party must mitigate in accordance with general law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party to the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two business days after the benefit is received.

     Section 9.04 Defense of Claims by Third Parties.

     (a) Upon receipt by an Indemnified Party of notice of the commencement of any action by a third party (a “Third-Party Claim”) against it, such Indemnified Party shall, if a claim is to be made against an Indemnifying Party under this ARTICLE 9, give written notice to the Indemnifying Party of the commencement of such Third-Party Claim as soon as practicable, but in no event later than five (5) Business Days after the Indemnified Party shall have been served, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Party’s failure to give such notice. The Indemnified Party shall provide the Indemnifying Party

46

such information with respect to such Third-Party Claim that the Indemnifying Party shall reasonably request.

     (b) If a Third-Party Claim is brought against an Indemnified Party and it gives proper notice to the Indemnifying Party of the commencement of such Third-Party Claim, the Indemnifying Party shall, subject to the limitations set forth in this Section 9.04, be entitled to control and appoint lead counsel for such defense, in each case at its expense, for so long as the Indemnifying Party acknowledges that the claims made in such Third-Party Claim are within the scope of and subject to indemnification hereunder.

     (c) If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld or delayed) if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party; and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party, unless (x) the Indemnifying Party and the Indemnified Party are both named as parties to the proceedings and in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (y) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim; and provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel in any jurisdiction for all Indemnified Parties in connection with any Third-Party Claim.

     (d) If proper notice is given to an Indemnifying Party of the commencement of any Third-Party Claim and the Indemnifying Party does not, within ten (10) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

     (e) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

     (f) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under Section 9.02; provided that this Section 9.04 (f) shall not permit the Indemnifying Party to delay any payment it owes to an Indemnified Party pursuant to ARTICLE 9 of this Agreement.

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     Section 9.05 Tax Indemnity. For the avoidance of doubt, the parties hereto agree that the provisions of this ARTICLE 9 shall be inapplicable to Claims in respect of Taxes, which shall be governed solely by Section 6.10 hereof.

ARTICLE 10 MISCELLANEOUS

     Section 10.01 Finders’ Fees. Except for the engagement by JUSI of Credit Suisse First Boston LLC, the fees of which shall be borne exclusively by JUSI, and the engagement by Parent of Rhône Group L.L.C., the fees of which shall be borne exclusively by the Surviving Corporation, Parent and JUSI respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it. JUSI shall indemnify and hold the Surviving Corporation harmless from and against any and all claims for brokers’ commissions made by any party as a result of this Agreement and the transaction contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under JUSI. Parent shall, or following the Effective Time, Parent shall cause the Surviving Corporation to, indemnify and hold JUSI harmless from and against any and all claims for brokers’ commissions made by any party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Parent (or any of its affiliates) (it being understood, however, that JUSI shall ultimately bear a portion of the fees of Rhône Group L.L.C. by virtue of its equity interest in the Surviving Corporation).

     Section 10.02 Entire Agreement; Amendments. This Agreement (with its Schedules and Annexes) together with the existing confidentiality agreement between the parties, the Transition Services Agreement, the LLC Agreement, the Non-Compete and Non-Solicit Agreement, the Fund Equity Commitment Letter contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     Section 10.03 Jurisdiction and Governing Law. Each of JUSI and Parent (on behalf of itself and its affiliates) hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court within the State of New York and agree that service of process may be accomplished pursuant to the provisions of Section 10.05 below. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to conflicts of law principles thereof.

     Section 10.04 Tables of Contents and Headings. Any matter disclosed on any Schedule to this Agreement shall be deemed to apply to other Schedules to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other Schedules. The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

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     Section 10.05 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

If to Jacuzzi, JUSI or the Company, to:

JUSI Holdings, Inc.
Phillips Point – West Tower
777 S. Flagler Drive, Suite 1100
West Palm Beach, FL 33401
Attention: General Counsel
Telecopy No.: (561) 514-3866

with a required copy to (which shall not be deemed notice):

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: John A. Bick, Esq.
Telecopy No.: (212) 450-3800

If to Parent, Sub or, after the Effective Time, the Surviving Corporation, to:

Rhône Sweep Holdings LLC
c/o Rhône Capital LLC
630 Fifth Avenue
27th Floor
New York, NY 10111
Attention:
Telecopy No.:

with a required copy to (which shall not be deemed notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Richard A. Pollack, Esq.
Telecopy No.: (212) 558-3588

     Section 10.06 Severability. In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision

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of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

     Section 10.07 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

     Section 10.08 Remedies. Subject to Section 9.03 (b), (a) the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies and (b) such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

     Section 10.09 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Parent, Sub, Jacuzzi or JUSI to assign part or all of its rights under this Agreement to, in the case of Parent and Sub, one or more of Parent’s subsidiaries or controlled affiliates and, in the case of Jacuzzi and JUSI, one or more of Jacuzzi’s subsidiaries or controlled affiliates, but no such assignment by Parent, Sub, Jacuzzi or JUSI of its rights or obligations hereunder shall relieve such party of any of its obligations under any of such Agreements to the other.

     Section 10.10 Knowledge. As used in this Agreement “to the best of JUSI’s knowledge” or words of similar import shall mean actual knowledge possessed by an executive officer of, any of Jacuzzi, JUSI, the Company or Rexair and “to the best of Parent’s knowledge” or words of similar import shall mean actual knowledge possessed by an executive officer, manager or any person performing similar functions to the foregoing of Parent or Sub.

     Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

ARTICLE 11
CERTAIN DEFINITIONS

     Section 11.01 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

     “Acceptance Notice” has the meaning set forth in Section 1.09 (b).

     “Accounting Principles” means GAAP applied on a basis consistent with past practices as supplemented by the principles set forth in Schedule 11.01.

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     “Adjusted Aggregate Merger Consideration” has the meaning set forth in Section 1.06 (d).

     “Adjusted Closing Date Net Working Capital” means the net working capital reflected on the Adjusted Closing Date Net Working Capital Statement.

     “Adjusted Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.09 (a).

     “Aggregate Merger Consideration” has the meaning set forth in Section 1.06 (d).

     “Agreement” has the meaning set forth in the Preamble.

     “Alternate Firm” has the meaning set forth in Section 1.09 (a).

     “April 2, 2005 Net Working Capital Statement” means the working capital statement set forth on Schedule 11.01.

     “Audited Financial Statements” has the meaning set forth in Section 4.06.

     “Auditor” has the meaning set forth in Section 1.09 (a).

     “Benefit Arrangements” means any life and health insurance, hospitalization, savings, bonus, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, contract, collective bargaining agreement, individual employment, consultancy, termination contract or severance contract and other any policies or practices of Jacuzzi, JUSI or Rexair providing employee or executive compensation or benefits to Employees which is not subject to ERISA, other than Employee Benefit Plans.

     “Bonus Adjustment Amount” means the portion of the bonus and deferred and incentive compensation amounts payable by the Surviving Corporation or Rexair for the 2005 fiscal year that accrued during the pre-Closing period (such amount to be determined based on the aggregate bonus and deferred and incentive compensation amounts payable by the Surviving Corporation or Rexair for the 2005 fiscal year, as determined by the Company or Rexair, as the case may be, prorated on the basis of the number of days in such fiscal year occurring on or prior to the Closing Date and the number of days occurring after the Closing Date).

     “Business” has the meaning set forth in the Recitals.

     “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

     “Cadillac, Michigan Environmental Matter” has the meaning set forth in Section 9.02 (a)(iii).

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     “Certificates” has the meaning set forth in Section 1.08(a).

     “Closing” has the meaning set forth in Section 3.01.

     “Closing Date” has the meaning set forth in Section 3.01.

     “Closing Date Net Working Capital” means the current assets of the Company minus the current liabilities of the Company as of the close of business on the day prior to the Closing. For purposes hereof, current assets and current liabilities will be computed in accordance with the Accounting Principles and including only those categories of current assets and current liabilities, and line items, included in, and in a form consistent with, the April 2, 2005 Net Working Capital Statement and excluding all assets and liabilities to be retained or assumed by Jacuzzi, JUSI or their affiliates (other than the Company or Rexair) and excluding (i) the accrued bonus and deferred and incentive compensation as of the Closing Date and (ii) the amount accrued as of the Closing Date in respect of the respective severance and deferred payments owing to Leigh C. Taggart and Paul Dryburgh.

     “Code” means the Internal Revenue Code of 1986.

     “Company” has the meaning set forth in the Preamble.

     “Contributed Shares” has the meaning set forth in Section 1.01.

     “Credit Support Documents” has the meaning set forth in Section 6.14 (b).

     “Current Employees” means all current individuals classified as employees of Rexair, including employees on approved leaves of absence (whether family leave, workers compensation, medical leave or otherwise).

     “Damages” has the meaning set forth in Section 9.02 (a).

     “Debt Commitment Letter” has the meaning set forth in Section 7.01 (f).

     “Debt Financing” has the meaning set forth in Section 7.01 (f).

     “Determination Time” has the meaning set forth in Section 1.07 (a).

     “DGCL” has the meaning set forth in Section 1.04.

     “E&Y” has the meaning set forth in Section 1.09 (a).

     “Effective Time” has the meaning set forth in Section 1.05.

     “Employee” means both Current Employees and Former Employees.

     “Employee Benefit Plans” means each and all “employee benefit plans” as defined in Section 3(3) of ERISA covering the Employees including (a) any such plans that are “employee welfare benefit plans”, as defined in Section 3(1) of ERISA, including retiree medical and life

52

insurance plans (“Welfare Plans”) and (b) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”).

     “Employment Terms” has the meaning set forth in Section 6.03 (a).

     “Environmental Claims” has the meaning set forth in Section 4.18 (d).

     “Environmental Laws” has the meaning set forth in Section 4.18 (b).

     “Environmental Litigation” has the meaning set forth in Section 9.03(b).

     “Equity Amount” means $170,000,000 minus the amount funded pursuant to the Debt Financing at Closing (other than any working capital financing) plus the amount of any transaction expenses incurred by Parent, Holdco, the Surviving Corporation and Rexair in the transactions contemplated hereby.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” has the meaning set forth in Section 4.13 (d).

     “Escrow Agent” means such Person as may be mutually agreed by Parent and JUSI to serve as escrow agent under the Escrow Agreement.

     “Escrow Agreement” means the Escrow Agreement to be entered into as of the Closing Date among Parent, JUSI and the Escrow Agent.

     “Escrow Amount” means $5,000,000.

     “Escrow Fund” has the meaning set forth in Section 1.08 (b).

     “Estimated Adjustment Amount” has the meaning set forth in Section 1.07 (b).

     “Estimated Closing Date Adjustment Amount” has the meaning set forth in Section 1.07 (a).

     “Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.07 (a).

     “Estimated Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.07 (a).

     “Final Adjustment Amount” has the meaning set forth in Section 1.09 (c).

     “Final Closing Date Net Working Capital” has the meaning set forth in Section 1.09 (c).

     “Final Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.09 (c).

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     “Financial Statements” has the meaning set forth in Section 4.06.

     “Financing” has the meaning set forth in Section 6.19 (a).

     “Financing Commitments” means each of the Fund Equity Commitment Letter and the Debt Commitment Letter.

     “Flexible Benefit Plan” has the meaning set forth in Section 6.03 (c).

     “Former Employees” means all individuals classified as former employees of Rexair.

     “Funds” has the meaning set forth in Section 5.01.

     “Fund Equity Commitment Letter” has the meaning set forth in Section 5.05 (a).

     “Fund Equity Investment” has the meaning set forth in Section 5.05 (a).

     “GAAP” means generally accepted accounting principles in the United States.

     “Hazardous Substance” has the meaning set forth in Section 4.18 (c).

     “Holdco” has the meaning set forth in the Preamble.

     “HSR Act” has the meaning set forth in Section 4.03.

     “Indemnified JUSI Parties” has the meaning set forth in Section 9.02 (b).

     “Indemnified Party” has the meaning set forth in Section 9.03 (a).

     “Indemnified Surviving Corporation Parties” has the meaning set forth in Section 9.02 (a).

     “Indemnifying Party” has the meaning set forth in Section 9.03 (a).

     “Indenture” means the Indenture, dated July 15, 2003, among Wilmington Trust Company in its capacity as trustee, Jacuzzi and the guarantors listed therein.

     “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Trade Secrets; (iv) copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other proprietary intellectual property rights.

     “Intellectual Property Contracts” means all agreements to which either the Company or Rexair is party granting the Company or Rexair rights to use the Licensed Intellectual

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Property, non-assertion agreements, settlement agreements, agreements granting rights to use Intellectual Property, trademark coexistence agreements and trademark consent agreements.

     “Interim Financial Statements” has the meaning set forth in Section 4.06.

     “IRS” means the Internal Revenue Service.

     “Jacuzzi” has the meaning set forth in the Preamble.

     “Jacuzzi Brands Mark” has the meaning set forth in Section 6.15.

     “Jacuzzi Group” means the “affiliated group” (as defined in Section 1504(a) of the Code) of which Jacuzzi is the common parent.

     “Jacuzzi Insurance Policies” has the meaning set forth in Section 6.04.

     “JUSI” has the meaning set forth in the Preamble.

     “JUSI Equity Amount” means 30% of the Equity Amount.

     “Leased Property” has the meaning set forth in Section 4.15 (b).

     “Licensed Intellectual Property” means Intellectual Property that the Company and Rexair are licensed by other persons to use.

     “Lien” has the meaning set forth in Section 4.05.

     “LLC Agreement” means the Limited Liability Company Agreement of Holdco, dated as of the Closing Date among Parent and JUSI.

     “Loan and Security Agreement” means the Loan and Security Agreement, dated July 15, 2003, among the Lenders (as defined therein), Jacuzzi, the borrowers and guarantors named therein.

     “Material Adverse Effect” has the meaning set forth in Section 4.01.

     “Membership Interest has the meaning set forth in Section 1.09 (b).

     “Mergers” has the meaning set forth in the Recitals.

     “Merger Subsidiary II” has the meaning set forth in the Preamble.

     “Objection Notice” has the meaning set forth in Section 1.09 (b).

     “Owned Intellectual Property Right” has the meaning set forth in Section 4.17 (a).

     “Owned Property” has the meaning set forth in Section 4.15 (a).

     “Parent” has the meaning set forth in the Preamble.

     “Pension Plans” has the meaning set forth in the definition of “Employee Benefit Plans”.

     “Per Share Price” has the meaning set forth in Section 1.06 (d).

     “Permits” has the meaning set forth in Section 4.18 (a).

     “Permitted Liens” has the meaning set forth in Section 4.15 (a).

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any governmental entity or Internet domain name registrar.

     “Remedial Action” means any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any Hazardous Substances.

      “Rexair” has the meaning set forth in the Recitals.

     “Rexair Shares” has the meaning set forth in the Recitals.

     “Rexair’s Plans” has the meaning set forth in Section 4.13 (a).

     “Rhône Equity Amount” means (i) 70% of the Equity Amount minus (ii) the amount of equity funded in cash at the Closing by designated managers and investors who subscribe for membership interests in Holdco in connection with the transaction contemplated hereby.

     “Severance Adjustment Amount” means the amount accrued on the consolidated balance sheet of the Company as of the Closing Date in respect of the respective severance and deferred payments owing to Leigh C. Taggart and Paul Dryburgh.

     “Shares” has the meaning set forth in Section 1.06 (a).

     “Sub” has the meaning set forth in the Preamble.

     “Sub Common Stock” has the meaning set forth in Section 1.06 (b).

     “Surviving Corporation” has the meaning set forth in Section 1.04 (a).

     “Tangible Personal Property” has the meaning set forth in Section 4.16.

      “Target Working Capital” has the meaning set forth in Section 1.07 (b).

     “Tax Returns” means all reports and returns, including information returns, with respect to Taxes.

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     “Taxes” means all U.S. federal, state and local and foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     “Termination Date” has the meaning set forth in Section 3.02 (b).

     “Third-Party Claim” has the meaning set forth in Section 9.04 (a).

     “Threshold Amount” has the meaning set forth in Section 9.03 (a).

     “Trade Secrets” means all confidential information, trade secrets and know-how.

     “Transfer Taxes” means any transfer, conveyance, documentary, sales, use, stamp, value added, filing, recordation, registration or similar such Taxes or fees.

     “Transitional Period” has the meaning set forth in Section 6.15.

     “Unrelated Accounting Firm” has the meaning set forth in Section 1.09 (b).

     “Welfare Plans” has the meaning set forth in the definition of “Employee Benefit Plans”.

     “Written Bonus Plans” has the meaning set forth in Section 4.13 (i).

     Section 11.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Annexes and Schedules are to Articles, Sections, Annexes and Schedules of this Agreement unless otherwise specified. All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Annex or Schedule but not otherwise defined therein, has the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement, contract, instrument, law or regulation are to that agreement, contract, instrument, law or regulation as amended, modified or supplemented from time to time. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

REXAIR HOLDINGS, INC.

By:	/s/ Steven C. Barre

	Name:	Steven C. Barre
	Title:	VP and Secretary

JUSI HOLDINGS, INC.

By:	/s/ Steven C. Barre

	Name:	Steven C. Barre
	Title:	VP and Assistant Secretary

JACUZZI BRANDS, INC.

By:	/s/ Steven C. Barre

	Name:	Steven C. Barre
	Title:	SVP and Secretary

[Signature Page to Merger Agreement]

RHÔNE SWEEP HOLDINGS LLC

By:	/s/ M. Steven Langman

	Name:	M. Steven Langman
	Title:	Authorized Person

RHÔNE SWEEP ACQUISITION LLC

By:	/s/ M. Steven Langman

	Name:	M. Steven Langman
	Title:	Authorized Person

RHÔNE SWEEP ACQUISITION INC.

By:	/s/ M. Steven Langman

	Name:	M. Steven Langman
	Title:	Authorized Person

RHÔNE SWEEP ACQUISITION SUB LLC

By:	/s/ M. Steven Langman

	Name:	M. Steven Langman
	Title:	Authorized Person

[Signature Page to Merger Agreement]